Exhibit 10.1

Execution Version

BRIDGE LOAN CREDIT AGREEMENT

among

JEFFERSON 2020 BOND BORROWER LLC,
as the Borrower,

The Several Lenders
from Time to Time Party Hereto

and

JEFFERIES FINANCE LLC,
as Administrative Agent,

Dated as of July 1, 2026

Jefferies Finance LLC,

as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent

i

ARTICLE X

	COLLATERAL	80
Section 10.1	Security Documents	80

ARTICLE XI

	FUNDS AND ACCOUNTS	80
Section 11.1	2026 Bridge Loan Debt Service Reserve Account	80

SCHEDULES:

1.1A	Commitments
3.6	Litigation
3.7	Governmental Approval

EXHIBITS:

A	[Reserved]
B	Form of Closing Certificate
C	Form of Assignment and Acceptance
D	Form of Loan Note
E	[Reserved]
F	Form of Solvency Certificate
G-1	Form of Funding Notice
G-2	Form of Conversion/Continuation Notice
H-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
H-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
H-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
H-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Appendix A	Notice Addresses

BRIDGE LOAN CREDIT AGREEMENT, dated as of July 1, 2026, among JEFFERSON 2020 BOND BORROWER, LLC, a Delaware limited liability company (the “Borrower”), the Lenders (as defined herein) and JEFFERIES FINANCE LLC, as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, on the terms and subject to the conditions set forth herein, the Lenders have agreed to extend credit in the form of Loans on the Closing Date in an aggregate principal amount of $230,000,000; and

WHEREAS, the proceeds of the Loans will be used on the Closing Date to (a) consummate the Closing Date Refinancing, (b) fund the 2026 Bridge Loan Debt Service Reserve Account and (c) pay certain fees, costs and expenses incurred in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2026 Bridge Loan Debt Service Reserve Account”: as defined in Section 11.1 hereto.

“2026 Bridge Loan Debt Service Reserve Requirement”: means, as of any date of determination, an amount equal to $20,000,000.00. For the avoidance of doubt, the 2026 Bridge Loan Debt Service Reserve Requirement shall constitute the “Additional Debt Service Reserve Requirement” with respect to the Loans.

“Accounting Change”:  as defined in Section 9.15 hereto.

“Accurate ECF Sweep Amount”: as defined in Section 2.11(e) hereto.

“Additional ECF Sweep Amount”: with respect to each ECF Payment Date, an amount equal to (a) if the Leverage Ratio as of the last day of the ECF Measurement Period then ended was greater than or equal to 6.00:1.00, seventy-five percent (75%) of Excess Cash Flow for such ECF Measurement Period in excess of the applicable Minimum ECF Sweep Amount, or (b) if such Leverage Ratio was less than 6.00:1.00, fifty percent (50%) of Excess Cash Flow for such ECF Measurement Period in excess of the applicable Minimum ECF Sweep Amount. If the Compliance Certificate for the relevant ECF Measurement Period has not been timely delivered, the Leverage Ratio shall be deemed to be greater than 6.00:1.00.

“Adjusted Daily Simple SOFR”:  an interest rate per annum equal to Daily Simple SOFR; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”:  for any Interest Period, an interest rate per annum equal to Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”:  as defined in the preamble hereto.

“Affected Financial Institution”:  (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”:  as defined in Section 2.15(c) hereto.

“Affected Loans”:  as defined in Section 2.15(c) hereto.

“Affiliate”: as defined in the Collateral Agent Agreement.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For the purposes of this Agreement, Fortress and its Affiliates and any publicly traded entity managed by Fortress or any of its Affiliates, shall be deemed not to be “Affiliates” of the Borrower.  For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Agent”:  the Administrative Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agent Parties”:  as defined in Section 9.2 hereto.

“Aggregate Amounts Due”:  as defined in Section 2.14 hereto.

“Agreement”:  this Credit Agreement.

“Agreement Currency”:  as defined in Section 9.17(b) hereto.

“Anti-Money Laundering Laws”:  as defined in Section 3.28(a) hereto.

“Applicable Creditor”:  as defined in Section 9.17(b) hereto.

“Applicable Margin”:  a rate per annum as set forth below with respect to Base Rate Loans and Term Benchmark Loans:

	Closing Date through (but excluding) 90th day after Closing Date	90th day after Closing Date through (but excluding) 180th day after Closing Date	180th day after Closing Date through (but excluding) 270th day after Closing Date	270th day after Closing Date through (but excluding) 360th day after Closing Date	From and after 360th day after Closing Date
Base Rate Loans	4.50%	5.00%	5.50%	6.00%	6.50%
Term Benchmark Loans	5.50%	6.00%	6.50%	7.00%	7.50%

“Arranger”:  Jefferies Finance LLC, in its capacity as sole lead arranger and sole bookrunner.

“Assignee”:  as defined in Section 9.6(c) hereto.

“Assignment and Acceptance”:  an agreement substantially in the form of Exhibit C.

“Assignor”:  as defined in Section 9.6(c) hereto.

“Available Tenor”:  as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.15.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law”:  Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.15(a)(ii)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to the Floor for purposes of this Agreement.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based on the Base Rate.

“Benchmark”: initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.15.

“Benchmark Replacement”:  for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)        the Adjusted Daily Simple SOFR;

(2)       the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”:  with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”:  with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”:  with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event”:

with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”:  with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate”:  as defined in Section 9.22 hereto.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 9.2 hereto.

“Borrowing”:  Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day”:  any day other than a Saturday, a Sunday or a day on which offices of the U.S. government are authorized to be closed or on which commercial banks in New York, New York, Washington, D.C., or the city and state in which the Administrative Agent, the Collateral Agent, the Account Bank or the Deposit Account Bank, as applicable, is located are authorized or required by law, regulation or executive order to be closed.

“Capital Stock”:

(1)        in the case of a corporation, corporate stock;

(2)        in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)        in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; and

(4)       any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (but excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock).

“Capitalized Lease”: with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be classified and accounted for as a finance lease on the balance sheet of such Person under Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842).

“Capitalized Lease Obligations”: with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents”:

(1)        United States dollars;

(2)        pounds sterling;

(3)        (a) euro, or any national currency of any participating member state in the European Union; (b) Canadian dollars; (c) Australian dollars; or (d) in the case of any Foreign Subsidiary that is a member of the Restricted Group, such local currencies held by them from time to time in the ordinary course of business;

(4)     securities issued or directly and fully and unconditionally guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(5)       certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000;

(6)        repurchase obligations for underlying securities of the types described in clauses (4) and (5) of this definition entered into with any financial institution meeting the qualifications specified in clause (5) of this definition;

(7)        commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(8)        investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) of this definition;

(9)        readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and

(10)      Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) of this definition; provided that such amounts are converted into any currency listed in clauses (1) through (3) of this definition as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Flow Test”:  as defined in the definition of “Permitted Additional Senior Indebtedness”.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“charges”:  as defined in Section 9.23 hereto.

“Closing Date”:  the date on which the conditions specified in Section 4.1 are satisfied (or waived).

“Closing Date Refinancing”: (a) the redemption or repayment in full of all principal, accrued and unpaid interest, fees, premiums, if any, and other amounts outstanding under the Taxable Series 2024B Bonds and (b) the release and termination of all security interests and guarantees in connection therewith.

“CME Term SOFR Administrator”:  CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Code”:  the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Agency Agreement”: that certain Second Amended and Restated Collateral Agency, Intercreditor and Accounts Agreement, dated as of June 1, 2024, by and among the Collateral Agent, the Port Trustee, the IDA Trustee, Deutsche Bank National Trust Company, in its capacity as Account Bank thereunder, the Borrower, the Lessee (as defined therein) and each other Secured Party (as defined therein) that becomes a party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Commitment”:  the commitment of a Lender to make or otherwise fund Loans hereunder, and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Schedule 1.1A.  The aggregate amount of the Commitments as of the Closing Date is $230,000,000.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower, in a form reasonably acceptable to the Administrative Agent, delivered with each Financial Statement delivery required under Section 5.19(a) and Section 5.19(b), certifying that: (a) the accompanying financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated, prepared in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes); (b) such Financial Officer has obtained no knowledge of any Default or Event of Default except as specified therein (and, if any, the nature thereof and the action taken or proposed to be taken with respect thereto); and (c) setting forth in reasonable detail the calculations required to establish, in each case as of the last day of, or for, the applicable period: (i) Consolidated EBITDA; (ii) Consolidated Total Debt and the Leverage Ratio, including the determination of whether the Leverage Ratio is greater than or equal to, or less than, 6.00:1.00; (iii) Excess Cash Flow, the Minimum ECF Sweep Amount and the Additional ECF Sweep Amount payable on the related ECF Payment Date; (iv) minimum Liquidity, demonstrating compliance with the covenant set forth in Section 5.24; (v) the balance of the 2026 Bridge Loan Debt Service Reserve Account; and (vi) whether Section 11.1 has been complied with.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense”: with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of lease discounts and premiums and lease incentives, but excluding any items which are classified as Consolidated Interest Expense in accordance with GAAP, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

 “Consolidated EBITDA”: with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication):

(a)          collections of the principal portion of any direct finance leases; plus

(b)          provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(c)         Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Closing Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, including any non-cash interest charges calculated in accordance with GAAP; plus

(d)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

(e)         any fees, expenses or charges, or any amortization thereof, related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful) or any repayment of Indebtedness and deducted in computing Consolidated Net Income, and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring costs incurred during such period as a result of any such transaction; plus

(f)          any loss (or minus any gain) related to the disposition of assets; plus

(g)     the amount of any restructuring or integration charges or reserves deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (g) together with the items added back to Consolidated EBITDA pursuant to clause (n) in this definition shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such adjustments) for such period; plus

(h)          any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(i)           the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

(j)          expenses related to the implementation of new accounting pronouncements and other regulatory requirements; plus

(k)          any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations; plus

(l)          foreign exchange loss (or minus any gain) on debt; less

(m)        non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus

(n)         any other extraordinary, non-recurring or unusual losses (or minus any other extraordinary, non-recurring or unusual gain); provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (n) together with the items added back to Consolidated EBITDA pursuant to clause (g) in this definition shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such adjustments) for such period; plus

(o)          other recurring cash revenue received;

all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense”: with respect to any Person for any period, the sum, without duplication, of:

(a)        consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815-Derivatives and Hedging), and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit; and excluding (i) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Closing Date of Hedging Obligations, (ii) the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of other financing fees (including any expense resulting from bridge, commitment and other financing fees), (iv) amortization of fair value debt discounts and (v) any expense resulting from the application of debt modification accounting or, if applicable, purchase accounting in connection with any acquisition), and

(b)          consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, less

(c)          interest income for such period.

“Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that:

(a)         any net after tax extraordinary, non-recurring or unusual gains or losses, other than in the ordinary course of business (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation and new product introductions) shall be excluded;

(b)          the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c)        any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded (provided that, with respect to any such discontinued operations, if such operations are classified as discontinued due to the fact that they are being held for sale, only when and to the extent such operations are actually disposed of);

(d)          any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by such Person, shall be excluded;

(e)         the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(f)          [reserved];

(g)       the effects of adjustments resulting from the application of recapitalization accounting or purchase accounting in relation to any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(h)         any net after-tax loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(i)          any net after-tax gains or losses resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles – Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets” or Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity – Overall – Recognition” shall be excluded;

(j)          any net after-tax gain (loss) arising from changes in the fair value of derivatives shall be excluded;

(k)         any net after-tax valuation allowance against a deferred tax asset shall be excluded;

(l)          amortization of (i) fair value lease premiums and discounts, (ii) lease incentives, (iii) fair value debt discounts, and (iv) debt discounts in respect of Indebtedness issued prior to the Closing Date shall be excluded;

(m)        [reserved];

(n)         any net after-tax effect of accretion of accrued interest on discounted liabilities shall be excluded;

(o)         any non-cash tax expense pursuant to reversals of deferred tax assets shall be excluded; and

(p)   any net after-tax effect of non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type described in the definition of “Indebtedness” (and guarantees thereof) outstanding on such date, determined on a consolidated basis. For the avoidance of doubt, Consolidated Total Debt includes all obligations of the Borrower and its Subsidiaries under this Agreement, the IDA Senior Loan Agreement, and in respect of the bonds issued for the benefit of Borrower (including the Series 2020A Bonds, Series 2021 Bonds and Series 2024A Bonds), and excludes undrawn commitments, contingent reimbursement obligations under undrawn letters of credit, and operating lease obligations.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion/Continuation Date”:  the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice”:  a Conversion/Continuation Notice substantially in the form of Exhibit G-2.

“Corresponding Tenor”:  with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)        a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”:  as defined in Section 9.22 hereto.

“Daily Simple SOFR”:  for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate”: any affiliate of a Disqualified Institution that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such Disqualified Institution, and for which no personnel involved with the investment of such Disqualified Institution (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Borrower or any entity that forms a part of the Borrower’s business (including subsidiaries of the Borrower).

“Default”:  any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.  For the avoidance of doubt, a Demand Failure Event shall not constitute or directly result in a Default.

“Default Rate”: as defined in Section 2.7 hereto.

“Default Right”:  has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Demand Failure Event”:  as defined in the Fee Letter.

“Demand Securities”:  the debt securities of the Borrower issued pursuant to the Fee Letter.

“Disqualified Institution” means (a) certain Persons previously identified by name in writing by the Borrower to the Administrative Agent on or prior to the Closing Date, (b) any Person that is a competitor of the Borrower and/or any of its Subsidiaries that in either case has been identified by name in writing by the Borrower to the Administrative Agent and (c) any Affiliate (other than Debt Fund Affiliates) of any Person described in clauses (a) or (b) above identified by name in writing by the Borrower to the Administrative Agent or that is clearly identifiable as an Affiliate (other than Debt Fund Affiliates) of a Person described in clause (a) or (b) above solely on the basis of such Affiliate’s name; provided that no such written notice or identification shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loan that was effective prior to the effective date of such designation.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date ninety-one (91) days after the Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividing Person”: as defined in the definition of “Division.”

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Duration Fee”: with respect to any Lender, as of any date of determination, the amount equal to (a) the percentage set forth below in effect on such date of determination, times (b) the aggregate principal amount of all outstanding Loans held by such Lender on such date of determination:

Day after the Closing Date	Percentage
90th day	0.50%
180th day	0.75%
270th day	1.00%

“ECF Measurement Period”: with respect to any ECF Payment Date, the two (2) consecutive Fiscal Quarters ending on the fiscal quarter-end or fiscal year-end to which such ECF Payment Date relates.

“ECF Payment Date” means the date that is forty-five (45) days following each of (i) the last day of each Fiscal Year of the Borrower ending December 31, 2026 and (ii) the last day of the Fiscal Quarter of the Borrower ending June 30, 2027.

“EEA Financial Institution”:  (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“EMU”:  economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Letter”: that certain Amended and Restated Engagement Letter, dated as of July 1, 2026, by and between the Borrower and Jefferies LLC, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Environmental Claim”:  any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (c) in connection with any actual or alleged damage, injury, threat, or harm to the environment.

“Equity Contribution Agreement”: as defined in Section 4.1(b).

“Equity Interests”:  Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro”:  the single currency of participating member states of the EMU.

“Event of Default”:  any of the events or conditions specified in Section 7.1(a); provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.  For the avoidance of doubt, a Demand Failure Event shall not constitute or directly result in an Event of Default.

“Excess Cash Flow”: for any ECF Measurement Period, the amount, if any, by which Cash Flow Available for Debt Service for such ECF Measurement Period exceeds, without double counting, the amounts required to satisfy steps One through Eleven of the Flow of Funds under Section 5.02(b) of the Collateral Agency Agreement for such ECF Measurement Period before giving effect to any payment required to be made in respect of such ECF Measurement Period pursuant to Section 2.11(e); provided that in no event shall Excess Cash Flow for any ECF Measurement Period exceed the aggregate amount that is permitted to be, and is actually available to be, distributed or released to the Borrower (whether for distribution to its equity holders or for unrestricted use) under, and in accordance with the priority of payments set forth in, the Collateral Agency Agreement in respect of such period, after giving effect to all payments, deposits and reserves ranking senior thereto and prior to giving effect to any Additional ECF Sweep Amount.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FASB”:  the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“FATCA”:  as defined in Section 2.17(a) hereto.

“FCPA”:  as defined in Section 3.28(b) hereto.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Fee Letter”: that certain Amended and Restated Fee Letter, dated as of July 1, 2026, by and between the Borrower and Jefferies Finance LLC, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Officer”: the chief financial officer, treasurer, controller or any other senior financial officer of the Borrower (or, where the Borrower’s financial functions are performed at the level of the Parent or its manager, the corresponding officer thereof).

“Financial Statements”: as defined in Section 5.20(a) hereto.

“Fixed Charges”: with respect to any Person for any period, the sum of (without duplication):

(a)          Consolidated Interest Expense;

(b)          all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock; and

(c)          all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Floor”:  the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable.  For the avoidance of doubt the initial Floor for each of the Federal Funds Effective Rate, the NYFRB Rate, the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender”:  as defined in Section 2.17(g) hereto.

“Foreign Subsidiary”:  with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Fortress”:  Fortress Investment Group LLC.

“Funding Notice”:  a notice substantially in the form of Exhibit G-1.

“Granting Lender”:  as defined in Section 9.6(g) hereto.

“guarantee”:  a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations”:  with respect to any Person, the obligations of such Person under:

(1)       currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements; and

(2)        other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“IFRS”:  the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time, to the extent applicable to the relevant financial statements.

“Increased Cost Lender”:  as defined in Section 2.19 hereto.

“Indemnified Liabilities”:  as defined in Section 9.5(a) hereto.

“Indemnitee”:  as defined in Section 9.5(a) hereto.

“Information”:  as defined in Section 9.14 hereto.

“Initial Lender”:  Jefferies Finance LLC.

“Interest Payment Date”:  (a) prior to a Demand Failure Event, with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan; and (ii) any Loan that is a Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the final maturity of such Loan; provided that, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period and (b) from and after a Demand Failure Event, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after such Demand Failure Event, and the final maturity date of such Loan.

“Interest Period”:  with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.15(e) shall be available for specification in such Notice.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date”:  with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Judgment Currency”:  as defined in Section 9.17(b) hereto.

“Lenders”:  the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance; provided, however, that Section 9.5 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance as if such Person is a “Lender.”

“Leverage Ratio”: as of the last day of any Test Period, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA of Borrower and its Subsidiaries for such Test Period.

“Liquidity”: all unrestricted cash and cash equivalents of the Borrower; provided that cash and cash equivalents that are restricted or secured in favor of the Obligations shall be deemed to be unrestricted.

“Loan Documents”:  this Agreement, the Collateral Agency Agreement, the Security Documents, the Loan Notes, the Fee Letter and any other document or instrument designated by the Borrower and the Administrative Agent (acting at the written direction of the Required Lenders).

“Loan Exposure”:  with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loan Note”:  a promissory note substantially in the form of Exhibit D, as it may be as amended, restated, supplemented or otherwise modified from time to time.

“Loans”:  the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect”:  a material adverse effect on (a) the business, properties, performance, results of operations or financial condition of the Borrower; (b) the Borrower’s ability to complete the Project; (c) the legality, validity or enforceability of any material Loan Document; (d) the Borrower’s ability to observe and perform its material obligations under any material Loan Document; (e) the validity, perfection or priority of a material portion of the Security Interests created pursuant to the Security Documents on the Collateral taken as a whole; or (f) the rights of the Collateral Agent under the Loan Documents, including the ability of the Collateral Agent or any Lender to enforce their material rights and remedies under the Loan Documents or any related document, instrument or agreement, in each case with respect to clauses (a) through (f) above relating to the Project.

“Maturity Date”: June 30, 2027; provided that, in each case, if such date is not a Business Day, then the applicable Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate”:  as defined in Section 9.23 hereto.

“Minimum ECF Sweep Amount”: with respect to each ECF Payment Date, an amount equal to  $10,000,000 for each ECF Payment Date.

“Moody’s”:  Moody’s Investors Service, Inc. or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Net Equity Proceeds”:  with respect to the sale, issuance or exercise after the Closing Date by  the Borrower or any Subsidiary of the Borrower of any Capital Stock or any capital contribution by any Person to the Borrower or any Subsidiary of the Borrower, the excess of (a) the gross cash proceeds received by the Borrower or any Subsidiary of the Borrower from such sale, issuance or exercise, over (b) all underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid and are not payable to the Borrower or an Affiliate thereof in connection therewith; provided that, in no event shall any proceeds received by the Borrower or any Subsidiary of the Borrower pursuant to the Equity Contribution Agreement constitute Net Equity Proceeds.

“Net Proceeds”: with respect to any Permitted Sale and Disposition, the cash proceeds received by the Borrower, net of (i) all fees and out-of-pocket expenses paid by (or on behalf of) the Borrower in connection with such Permitted Sale and Disposition, (ii) the principal amount, premium or penalty, if any, interest and other amounts required to be applied to the repayment of Indebtedness (other than the Obligations) secured by a Security Interest on any asset which is the subject of such Permitted Sale and Disposition; (iii) taxes paid or estimated by the Borrower in good faith to be payable as a result thereof (including any such taxes of the type described in clause (h)(5) of the definition of “O&M Expenditures”), (iv) the amount of any liability paid or to be paid or reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (iii) above) (A) associated with the assets that are the subject of such Permitted Sale and Disposition and (B) retained by the Borrower or any of its Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such event occurring on the date of such reduction and (v) the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its Subsidiaries as a result thereof.

“Non-Consenting Lender”:  as defined in Section 2.19 hereto.

“Non-Excluded Taxes”:  as defined in Section 2.17(a) hereto.

“Non-Public Information”:  material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower and its Subsidiaries or their securities.

“Notice”:  a Funding Notice or a Conversion/Continuation Notice.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”:  the collective reference to the unpaid principal of and interest on the Loans, and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like case or proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such case or proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with this Agreement, the Security Documents or the other Loan Documents or any financing provided in connection with a bankruptcy or any other document made, delivered or given in connection therewith, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Opinion of Counsel”: an opinion from legal counsel (who may be counsel to the Borrower) that meets the requirements of this Agreement.

“Organizational Documents”:  (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such person and (vi) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (and any interest, additions to Tax or penalties applicable thereto), except any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent”:  FTAI Infrastructure Inc., a Delaware corporation.

“Participant”:  as defined in Section 9.6(b) hereto.

“Participant Register”:  as defined in Section 9.6(b) hereto.

“PATRIOT Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Permitted Activities”: as defined in Section 5.14 hereto.

“Permitted Additional Senior Indebtedness”:

(1) [reserved];

(2) [reserved];

(3) Purchase Money Debt in a cumulative aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(4) Indebtedness refinancing any Senior Indebtedness (including any Permitted Additional Senior Indebtedness) (together with any additional Indebtedness incurred to pay premiums, defeasance costs, underwriting discounts, other costs and expenses and fees or to fund related reserve accounts in connection with such refinancing, “Refinancing Senior Indebtedness”), subject to any Additional Debt Service Reserve Requirements; provided that (x) (i) no Refinancing Senior Indebtedness matures prior to, or has a shorter weighted average life than, or has mandatory redemption features that could result in redemptions of such Refinancing Senior Indebtedness prior to, the maturity date of the applicable Senior Indebtedness that is being refinanced and (ii) the debt service payable on such Refinancing Senior Indebtedness does not exceed the debt service payable on the Senior Indebtedness being refinanced, or (y) the incurrence of such Refinancing Senior Indebtedness satisfies the Cash Flow Test (as defined below) and Senior Leverage Test (as defined below);

(5) any other Indebtedness; provided that calculated on a pro forma basis to give effect to all scheduled principal and interest payments in respect of Indebtedness proposed to be incurred in reliance on this clause (5), (i) Cash Flow Available for Debt Service of the Borrower is greater than or equal to (x) 150% of the total Senior Principal and Interest Requirements for the twelve (12) month period ending on the last day of the most recent full calendar month prior to the incurrence of such Indebtedness and (y) 150% of the Senior Principal and Interest Requirements projected in any full fiscal year (including debt service related to the proposed Indebtedness to be refinanced under this clause (5), but excluding the principal amount of the proposed Indebtedness to be refinanced under this clause (5)) (the “Cash Flow Test”) and (ii) Senior Indebtedness outstanding shall not exceed an amount equal to (x) 0.55 multiplied by (y) Total Capitalization (the “Senior Leverage Test”); and

in each case of clauses (2) through (5) above, that shall be payable pro rata with the Series 2020A Bonds, the Series 2021 Bonds, the Series 2024 Bonds, the Obligations (and the Refinancing Senior Indebtedness in respect thereof, if any) and any Additional Parity Bonds pursuant to the Collateral Agency Agreement as in effect on the Closing Date (as defined below), and may, at the option of the Borrower, be secured by all of the Collateral under the Collateral Agency Agreement, or may be unsecured; provided that if such Permitted Additional Senior Indebtedness is unsecured, it will be junior to the Secured Obligations upon the exercise of remedies against the Collateral to the extent of the value of the Collateral as provided in Section 9.08 of the Collateral Agency Agreement as in effect on the Closing Date. For purposes of the Cash Flow Test, (i) with respect to any period, Cash Flow Available for Debt Service shall be calculated on a pro forma basis to give effect to revenues attributable to the Project pursuant to contracts or agreements in effect as of the date of calculation, as determined by the Borrower in good faith and (ii) any non-amortizing Indebtedness shall be deemed to amortize with level debt service payments over a 30-year period.

“Platform”:  as defined in Section 9.14 hereto.

“Port of Beaumont”: as defined in the definition of “Taxable Series 2024B Bonds”.

“preferred stock”: any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office”:  the Administrative Agent’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Private Side Information”:  as defined in Section 9.14 hereto.

“Pro Rata Share”:  at any time, with respect to any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the aggregate Loan Exposure of all Lenders.  If at any time there is no Loan Exposure of any Lender, the Pro Rata Shares shall be determined based upon the Loan Exposure most recently in effect.

“Prohibited Country”: any country, region or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with such country, territory or government.  As of the Closing Date, the Prohibited Countries are Cuba, Iran, North Korea, the Crimea region of the Ukraine, the so-called “Donetsk People’s Republic”, and the so-called “Luhansk People’s Republic” and the Russian-controlled Kherson and Zaporizhzhia regions of Ukraine.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including Equity Interests.

“Public Lenders”:  Lenders that do not wish to receive Non-Public Information with respect to the Borrower and its Subsidiaries or their securities.

“Purchase Money Debt”: any Indebtedness (including Capitalized Lease Obligations) of the type described in clause (d) of Permitted Indebtedness.

“QFC”:  has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”:  as defined in Section 9.22 hereto.

“Recipient”:  (a) the Administrative Agent, (b) any Lender or (c) the Arranger, as applicable.

“Recovery Event”:  the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any member of the Restricted Group.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Senior Indebtedness”:  as defined in the definition of “Permitted Additional Senior Indebtedness”.

“Refused Proceeds”:  as defined in Section 2.12(a) hereto.

“Register”:  as defined in Section 2.4(b) hereto.

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”:  any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or through any structure or facility.

“Relevant Governmental Body”:  the Board and/or NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Removal Effective Date”: as defined in Section 8.6 hereto.

“Replacement Lender”:  as defined in Section 2.19 hereto.

“Required Lenders”:  one or more Lenders collectively having or holding more than 50% of the aggregate Loans of all Lenders; provided that, prior to the making of the Loans, such determination shall be made based on the unused Commitments of the Lenders.

“Required Offer Date”:  as defined in Section 2.12(a) hereto.

“Requirements of Law”:  as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”:  an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Group”: the Borrower and each of its Subsidiaries.

“RFR Borrowing”:  as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan”:  a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P”:  S&P Global Ratings, a division of S&P Global Inc., or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Sanctions”:  as defined in Section 3.28(c) hereto.

“SEC”:  the U.S. Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Senior Leverage Test”:  as defined in the definition of “Permitted Additional Senior Indebtedness”.

“Senior Loan Agreement”: the Second Amended and Restated Senior Loan Agreement, dated as of June 1, 2024, entered into between the Port of Beaumont, as port issuer, and the Borrower, as borrower, as it may be amended, supplemented or otherwise modified from time to time prior to the date hereof (but for the avoidance of doubt, without giving effect to any amendment, supplement or modification on or after the date hereof).

“SOFR”:  a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”:  the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent”:  with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its subsidiaries on a consolidated basis will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of such Person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

“SPC”:  as defined in Section 9.6(g) hereto.

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Term SOFR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Successor Borrower”:  as defined in Section 5.16 hereto.

“Supported QFC”:  as defined in Section 9.22 hereto.

“Syndication Agent”:  Jefferies Finance LLC, in its capacity as sole syndication agent.

“Taxable Series 2024B Bonds”: the Facility Revenue Bonds, Taxable Series 2024B, issued by the Port of Beaumont Navigation District of Jefferson County, Texas (the “Port of Beaumont”) pursuant to that certain Indenture of Trust, dated as of February 1, 2020, by and between the Port of Beaumont, as Issuer (as defined therein), and Deutsche Bank National Trust Company, as trustee, as supplemented by the First Supplemental Indenture of Trust, dated as of August 1, 2021, by and between the Port of Beaumont and Deutsche Bank National Trust Company, as trustee, and the Second Supplemental Indenture of Trust, dated as of June 1, 2024 and effective as of June 20, 2024, by and between the Port of Beaumont and UMB Bank, N.A., as successor trustee to Deutsche Bank National Trust Company.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Loan”:  a Loan bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”:  with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”:  for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day.

“Terminated Lender”:  as defined in Section 2.19 hereto.

“Termination Conditions”:  collectively, (a) the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations), and (b) the expiration or termination of the Commitments.

“Test Period”: as of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower then most recently ended for which financial statements have been, or were required to have been, delivered pursuant to Section 5.20.

“Total Cap”: as defined in the Fee Letter.

“Transferee”:  as defined in Section 9.14 hereto.

“Type”:  a Base Rate Loan or a Term Benchmark Loan.

“UK Financial Institution”:  any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”:  the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”:  the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than the Floor, the Unadjusted Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Unasserted Contingent Obligations”:  at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Uniform Commercial Code”: the Uniform Commercial Code (or any similar equivalent jurisdiction) as in effect in any applicable jurisdiction from time to time.

 “U.S. Government Securities Business Day”:  any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes”:  as defined in Section 9.22 hereto.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.17(g) hereto.

“Waivable Prepayment Amount”:  as defined in Section 2.12(a) hereto.

“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2          Other Defined Terms.

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to them either in the Collateral Agency Agreement or in the Senior Loan Agreement, including the following terms:

Defined Terms Incorporated Herein from Collateral Agency Agreement include, without limitation:

“Account Bank”
“Accounts”
“Accession Agreement”
“Additional Debt Service Reserve Account”
“Additional Debt Service Reserve Requirement”
“Additional Equity Contribution”
“Additional Parity Bonds”
“Additional Project”
“Bankruptcy Event”
“Bonds”
“Bonds Debt Service Reserve Account”
“Cash Flow Available for Debt Service”
“Collateral”
“Collateral Agent”
“Environmental Law”
“Equity Participant”
“Facilities Lease”
“Fiscal Quarter”
“Fiscal Year”
“Flow of Funds”
“Funds”
“GAAP”
“Governmental Approval”
“Governmental Authority”
“Hazardous Materials”
“IDA Indenture”
“IDA Senior Loan Agreement”
“IDA Trustee”
“Indenture”
“Insurance”
“Law”
“Loss Proceeds”
“Outstanding”
“Permitted Easements”
“Permitted Investments”
“Permitted Security Interest”
“Person”
“Port Indenture”
“Port Trustee”
“Project”
“Project Accounts”
“Project Costs”
“Prudent Industry Practice”
“Reaffirmation Agreement”
“Responsible Officer”
“Secured Debt Representative”
“Secured Obligations”
“Secured Parties”
“Security Agreement”
“Security Documents”
“Security Interest”
“Senior Indebtedness”
“Series 2020A Bonds”
“Series 2021 Bonds”
“Series 2021A Bonds”
“Series 2024 Bonds”
“Series 2024A Bonds”
“Technical Advisor”
“Transaction Documents”

“Transfer Date”
“Trustee”

Defined Terms Incorporated Herein from Senior Loan Agreement include, without limitation:

“Act”
“Bond Obligations”
“Capital Project”
“Change of Control”
“Continuing Disclosure Agreement”
“Dissemination Agent”
“ERISA”
“ERISA Affiliate”
“ERISA Event”
“Financing Documents”
“Force Majeure Event”
“FTAI”
“FTAI Credit Agreement”
“Indebtedness”
“Independent Manager”
“Major Action”
“Material Project Contract”
“Mortgage”
“Multiemployer Plan”
“O&M Expenditures”
“Pension Plan”
“Permitted Indebtedness”
“Permitted Sales and Dispositions”
“Permitted Subordinated Debt”
“Senior Principal and Interest Requirements”
“Special Purpose Entity”
“Subsidiary”
“Total Capitalization”

Section 1.3          Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall (subject to Section 9.15) have the respective meanings given to them under GAAP.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)         As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, supplements or other modifications set forth herein or in any other Loan Document).  Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, supplemented or otherwise modified from time to time.

(f)          The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)          Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

Section 1.4          Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definitions of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

Section 1.5          Currency Equivalents Generally.

(a)          For purposes of determining compliance with Sections 5.17 and 5.18 with respect to any amount of Indebtedness or investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or investment is incurred (so long as such Indebtedness or investment, at the time incurred, made or acquired, was permitted hereunder).

(b)         For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates.

Section 1.6        Interest Rates; Benchmark Notification.  The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.15(a) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission, performance, calculation or any other matter related to any interest rate (including Base Rate, Term SOFR Reference Rate, Term SOFR Rate, Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof) used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR Reference Rate, Term SOFR Rate, Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR or any other existing interest rate being replaced prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  The Administrative Agent and its affiliates and/or other related entities may, in its business, engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate (including Base Rate, Term SOFR Reference Rate, Term SOFR Rate, Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR) used in this Agreement, any component thereof, or rates referenced in the definition thereof, and any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

LOANS

Section 2.1          Loans.

(a)          Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment.  The Borrower may make only one borrowing under the Commitments, which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.10 and 2.11, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date upon the funding of the Loans.  All Loans shall be denominated in Dollars.  The Loans may be Term Benchmark Loans or Base Rate Loans, as provided herein.

(b)           Borrowing Mechanics for Loans.

(i)          The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than one (1) day prior to the Closing Date.  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)         Each Lender shall make its Loan available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.2          Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)          Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon, for each day from and including the Closing Date to but excluding the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate.  If such corresponding amount is not in fact made available to the Administrative Agent forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount (having been advanced by the Administrative Agent to the Borrower) to the Administrative Agent together with interest thereon, for each day from and including the Closing Date to but excluding the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such duplicative interest paid by the Borrower for such period.  In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Closing Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.3          [Reserved].

Section 2.4          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Obligations in respect of any Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)         Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders (and each assignee thereof) and the Commitments and Loans (and related interest amounts) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (provided that any such Lender may only inspect any entry relating to such Lender’s Commitments and Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount (and related interest amounts) of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that any failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations in respect of any Loan.  The Borrower hereby designate the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4.  The parties hereto shall treat each Person listed in the Register as the owner of the applicable Loan, notwithstanding notice to the contrary.  This Section 2.4(b) is intended to establish a “book entry system” within the meaning of Treasury regulation Section 5f.103-1(c)(1)(ii).

(c)          Loan Notes.  If so requested by any Lender by written notice (including, e-mail) to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall promptly execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an Assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Loan Note to evidence such Lender’s or such Assignee’s Loan.

Section 2.5          Interest on Loans.

(a)         Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)          if a Term Benchmark Loan, at the Adjusted Term SOFR Rate plus the Applicable Margin;

provided that (x) except as set forth in Section 2.7, if during any time the interest rate per annum on any Loan would exceed the Total Cap, such Loan shall bear interest at a fixed rate per annum equal to the Total Cap during such time and (y) from and after the occurrence of a Demand Failure Event, each Loan shall bear interest at a fixed rate per annum equal to the Total Cap.

(b)        The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Term Benchmark Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)          In connection with Term Benchmark Loans there shall be no more than six (6) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a Term Benchmark Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan shall be deemed to be automatically converted into, or remain outstanding as, a Term Benchmark Loan, as applicable with an Interest Period of one month.  In the event the Borrower fails to specify an Interest Period for any Term Benchmark Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  On each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Benchmark Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)        Interest payable pursuant to clause (a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366-day year, as the case may be, and (ii) in the case of Term Benchmark Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Term Benchmark Loan, the date of conversion of such Term Benchmark Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term Benchmark Loan, the date of conversion of such Base Rate Loan to such Term Benchmark Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)          Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on (i) each Interest Payment Date with respect to interest accrued on and to each such payment date; and (ii) upon any prepayment of that Loan, to the extent accrued on the amount being prepaid (provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date).

Section 2.6          Conversion/Continuation.

(a)           Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i)          to convert at any time all or any part of any Loan (in an amount equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount) from one Type of Loan to another Type of Loan; provided a Term Benchmark Loan may only be converted on the expiration of the Interest Period applicable to such Term Benchmark Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)          upon the expiration of any Interest Period applicable to any Term Benchmark Loan, to continue all or any portion of such Loan (in an amount equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount) as a Term Benchmark Loan.

(b)         Subject to clause (c) below, the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Term Benchmark Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term Benchmark Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Term Benchmark Loan with an Interest Period of one month.

(c)          Any Conversion/Continuation Notice shall be executed by a Responsible Officer of the Borrower in a writing delivered to the Administrative Agent.  In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of such proposed conversion or continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern.  In the case of any Conversion/Continuation Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 2.7         Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Bankruptcy Laws (or interest that would have accrued after the commencement of a proceeding but for the commencement of such proceeding)) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of (i) in the case of overdue principal of any Loan, the interest rate otherwise payable hereunder with respect to the applicable Loans (or if such determination is made after a Demand Failure Event, the Total Cap) and (ii) in the case of any other amount, the rate applicable to Base Rate Loans (or if such determination is made after a Demand Failure Event, the Total Cap).  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.8          Fees.

(a)          The Borrower shall pay to the Arranger and the Administrative Agent fees and expenses in the amounts and at the times separately agreed upon in writing.

(b)         Without duplication of any fees due and payable under the Fee Letter, on each of the 90th, 180th and 270th day after the Closing Date, the Borrower shall pay to the Administrative Agent for the account of each Lender a Duration Fee.

(c)         Without duplication of any fees due and payable under the Fee Letter, immediately upon the occurrence of a Demand Failure Event, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to 1.25% of the principal amount of the outstanding Loans held by such Lender at such time; provided that such fee shall only be due and payable by the Borrower once, regardless of the number of Demand Failure Events which may occur.

Section 2.9          [Reserved].

Section 2.10        Voluntary Prepayments.

(a)          Any time and from time to time:

(i)         with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(ii)          with respect to Term Benchmark Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)         All such prepayments shall be made (i) upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans, and (ii) upon not less than two Business Days’ prior written or telephonic notice, in the case of Term Benchmark Loans, in each case given to the Administrative Agent by 3:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Loans by telefacsimile or telephone to each applicable Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the disposition of assets, or the closing of a merger, amalgamation or acquisition transaction or the closing of any other transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness.  Any such voluntary prepayment shall be applied as specified in Section 2.12.

Section 2.11        Mandatory Prepayments.

(a)          Asset Sales.  No later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds from any sales or dispositions of equipment, property or other assets as permitted under clause (a) of the definition of “Permitted Sales and Dispositions”, the Borrower shall apply such Net Proceeds to prepay or repay, to the extent permitted under applicable definitive documentation, and on a pro rata basis, any Senior Indebtedness outstanding (including making an offer to the Lenders to prepay the Loan in a ratable amount with respect to such Net Proceeds); provided that the Borrower shall not be required to make a prepayment in respect of such Net Proceeds to the extent (x) such Net Proceeds are applied to repair, replace or restore assets of the Project, or acquire other assets to be used in the Project, within 270 days following the receipt thereof, or (y) the Borrower or any of its Affiliates has committed to so apply such Net Proceeds during such 270-day period and such Net Proceeds are so applied within 180 days after the expiration of such 270-day period.

(b)          Recovery Events. Subject to the Collateral Agency Agreement, no later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Loss Proceeds from any Recovery Event, the Borrower shall apply such Loss Proceeds to prepay or repay, to the extent permitted under applicable definitive documentation, and on a pro rata basis, any Senior Indebtedness outstanding (including making an offer to the Lenders to prepay the Loan in a ratable amount with respect to such Loss Proceeds); provided that the Borrower shall not be required to make a prepayment in respect of such Loss Proceeds to the extent (x) such Loss Proceeds are applied to repair, replace or restore assets of the Project, or acquire other assets to be used in the Project, within 270 days following the receipt thereof, or (y) the Borrower or any of its Affiliates has committed to so apply such Loss Proceeds during such 270-day period and such Loss Proceeds are so applied within 180 days after the expiration of such 270-day period.

(c)          Issuance of Debt.  No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary thereof of any Net Proceeds from the issuance or incurrence by the Borrower or any member of the Restricted Group of the Demand Securities or any other Indebtedness of the Restricted Group (excluding (x) intercompany Indebtedness among the Borrower and/or its Subsidiaries, (y) the Loans and (z) Indebtedness described in clauses (d) through (i) and clauses (l) and (m) of the definition of “Permitted Indebtedness”), the Borrower shall make an offer to the Lenders to prepay the Loans in an aggregate amount equal to such Net Proceeds at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest; provided that in the event any Lender or affiliate of a Lender purchases Demand Securities from the Borrower or any member of the Restricted Group pursuant to a securities demand at an issue price above the level at which such Lender or affiliate has determined such Demand Securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the Net Proceeds received by the Borrower in respect of such Indebtedness may, at the option of such Lender or affiliate, be applied first to repay the Loans of such Lender or affiliate (provided that if there is more than one such Lender or affiliate then such Net Proceeds will be applied pro rata to repay Loans of all such Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of Indebtedness purchased from the Borrower) prior to being applied to prepay the Loans held by other Lenders.

(d)        Net Equity Proceeds.  Within five (5) Business Days of the receipt by the Borrower or any of its Subsidiaries of any Net Equity Proceeds (excluding Net Equity Proceeds resulting from the sale, issuance or exercise by the Borrower or any of its Subsidiaries of any Capital Stock (i) pursuant to any equity compensation plan, employment agreement or employee benefit plan or agreement or pursuant to the exercise or vesting of any stock options, restricted stock units, stock appreciation rights, warrants or other equity-based awards, (ii) as directors’ qualifying shares, (iii) in connection with hedging programs and (iv) upon conversion or exercise of outstanding securities or options), the Borrower shall make an offer to the Lenders to prepay the Loans in an amount equal to such Net Equity Proceeds, at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest.

(e)          Excess Cash Flow.

(i)           Mandatory Excess Cash Flow Sweep. Subject to the Collateral Agency Agreement and to the extent permitted by Borrower’s existing Indebtedness, commencing with the first ECF Payment Date occurring after December 31, 2026, and on each ECF Payment Date thereafter, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a mandatory prepayment of the Loans in an amount equal to the sum of (i) the applicable Minimum ECF Sweep Amount, plus (ii) the applicable Additional ECF Sweep Amount, in each case, for the ECF Measurement Period then ended. Each such prepayment shall be made without premium or penalty.

(ii)          Relationship to Collateral Agency Agreement.

(A)       The obligation of the Borrower to pay each Minimum ECF Sweep Amount on each applicable ECF Payment Date shall be paid free of any deduction, setoff, recoupment, abatement, deferral or counterclaim, from any and all funds and assets of the Borrower legally available therefor and from any source whatsoever (including, without limitation, equity contributions, capital contributions, shareholder loans permitted hereunder, and amounts distributed, released or otherwise made available to the Borrower under the Collateral Agency Agreement).

(B)      The references herein to the Collateral Agency Agreement are intended to govern solely the priority and mechanics of application of proceeds of the Collateral as among the Secured Parties, and shall not, in any circumstance, prevent the failure to pay any Minimum ECF Sweep Amount on the applicable ECF Payment Date from constituting an immediate Event of Default under Section 7.1. The qualification that the sweep is “subject to” or “to the extent permitted by” the Borrower’s existing Indebtedness is satisfied on the Closing Date, and the Borrower represents that the scheduled payment of each Minimum ECF Sweep Amount is permitted under step eleven of the Flow of Funds under Section 5.02(b) of the Collateral Agency Agreement.

(C)       The Borrower shall take all actions available to it under the Collateral Agency Agreement and the other Financing Documents to cause amounts sufficient to pay each Minimum ECF Sweep Amount and Additional ECF Sweep Amount to be applied, distributed or released to the Administrative Agent (for the ratable benefit of the Lenders) as and when due, including timely satisfying all conditions to distribution or release, making all required requests and certifications, and directing the Collateral Agent and any account bank accordingly.  The Borrower shall not direct, permit or suffer any cash to be applied to any Indebtedness junior or subordinate to the Obligations, or to be distributed to any equity holder or Affiliate, on or in respect of any period for which any Minimum ECF Sweep Amount remains unpaid.

(D)       Any Minimum ECF Sweep Amount or Additional ECF Sweep Amount not paid when due shall  bear interest at the Default Rate from the applicable ECF Payment Date until paid in full without prejudice to the Event of Default arising under Section 7.1(a)(1).

(E)        To the extent the Borrower is entitled to receive any distribution or release of funds under the Collateral Agency Agreement and subject to the Collateral Agency Agreement, the Borrower hereby directs that such amounts be applied first to the payment of any then-due and unpaid Minimum ECF Sweep Amounts, and the Borrower shall hold any such amounts received by it in trust for Administrative Agent and the Lenders and promptly turn the same over to Administrative Agent until all such amounts are paid in full.

(F)        Except as otherwise expressly provided herein, the parties agree that in the event of any conflict between the provisions of this Agreement (or any portion thereof) and the provisions of the Collateral Agency Agreement, the provisions of the Collateral Agency Agreement shall control with respect to the matters set forth in this Agreement.

(iii)         Event of Default. Failure by the Borrower to pay the applicable Minimum ECF Sweep Amount on the applicable ECF Payment Date shall constitute an immediate Event of Default. For the avoidance of doubt, the obligation to pay an Additional ECF Sweep Amount shall be limited to the extent of Excess Cash Flow actually available for the relevant ECF Measurement Period and shall be subject to the true-up provisions of subsection (iv) below.

(iv)        True-Up for Inaccurate Reporting. In the event any Financial Statement or Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have resulted in a greater aggregate sweep amount (the “Accurate ECF Sweep Amount”) for any ECF Measurement Period, then (i) the Borrower shall immediately deliver a corrected financial statement or Compliance Certificate for such period, and (ii) the Borrower shall  pay to Administrative Agent, for the account of the Lenders, the shortfall between the Accurate ECF Sweep Amount and the amount actually paid for such period on the next ECF Payment Date. The foregoing shall not limit any other rights of Administrative Agent and the Lenders hereunder.

(f)          Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a) through Section 2.11(e), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the amount of the applicable Net Proceeds, Net Equity Proceeds or Excess Cash Flow, as the case may be.  In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

Section 2.12        Application of Prepayments.

(a)          Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrower are required to make an offer to prepay the Loans pursuant to Section 2.11, the Borrower shall notify the Administrative Agent on the date specified in Section 2.11 (the “Required Offer Date”) of the amount of such prepayment (the “Waivable Prepayment Amount”), and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment Amount and such Lender’s option to refuse such amount.  Each such Lender may exercise such option to refuse its Pro Rata Share of such Waivable Prepayment Amount (such refused amount of all such Lenders, the “Refused Proceeds”) by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day after the Required Offer Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day after the Required Offer Date shall be deemed to have elected, as of such date, not to exercise such option).  On the fifth Business Day after the Required Offer Date, the Borrower shall (i) pay to the Administrative Agent the amount of the Waivable Prepayment Amount, less the Refused Proceeds, which such remaining amount shall be applied to prepay the Loans of those Lenders that have elected not to exercise such option, and (ii) retain any Refused Proceeds or use such Refused Proceeds for any other purpose not prohibited hereunder.

(b)         Application of Prepayments of Loans to Base Rate Loans and Term Benchmark Loans.  Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Term Benchmark Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15(d).

Section 2.13        General Provisions Regarding Payments.

(a)        All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders.

(b)          All payments in respect of the principal amount of any Loan shall be accompanied by payment of any fees required to be paid in connection with such principal payment pursuant to Section 2.8 and payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)          The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Term Benchmark Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14       Ratable Sharing.  The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Bankruptcy Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.  For purposes of clause (a)(iii) of Section 2.17, a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest in the applicable Loan(s) or Commitment(s) to which such participation relates.

Section 2.15        Making or Maintaining Term Benchmark Loans; Alternate Rate of Interest.

(a)           (i) Subject to clauses (ii), (iii), (iv), (v) and (vi) of this Section 2.15, if:

(x)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR, Daily Simple SOFR; or

(y)          the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing:

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice in accordance with the terms of Section 2.1 or Section 2.5, any Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i)(x) or (y) above or (y) a Borrowing with respect to Base Rate Loans if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i)(x) or (y) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.15(a)(i) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice in accordance with the terms of Section 2.1 or Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii), on such day.

(ii)         Notwithstanding anything to the contrary herein or in any other Loan Document (and any swap obligation shall be deemed not to be a “Loan Document” for purposes of this Section 2.15), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(iii)        Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv)       The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

 (v)         Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (vi) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (vii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)        Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Borrowing with respect to Base Rate Loans if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.15, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

(b)           [Reserved].

(c)         Illegality or Impracticability of Term Benchmark Loans.  In the event that on any date (i) any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Term Benchmark Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Term Benchmark Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Term Benchmark Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Term Benchmark Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.15(c) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Term Benchmark Loans in accordance with the terms hereof.

(d)          Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Term Benchmark Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Term Benchmark Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Term Benchmark Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term Benchmark Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Term Benchmark Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(e)          Booking of Term Benchmark Loans.  Any Lender may make, carry or transfer Term Benchmark Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(f)          Assumptions Concerning Funding of Term Benchmark Loans.  Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Term Benchmark Loans through the purchase of a deposit bearing interest at the rate obtained pursuant to the definition of “Adjusted Term SOFR Rate” in an amount equal to the amount of such Term Benchmark Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Term Benchmark Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

Section 2.16        Increased Costs; Capital Requirements.

(a)           Increased Costs.  If any Change in Law shall:

    (i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Term SOFR Rate);

 (ii)         subject any Recipient to any Taxes (other than (A) Taxes excluded from Section 2.17(a) pursuant to clauses (ii) through (iv) of Section 2.17(a), (B) Non-Excluded Taxes and Other Taxes indemnifiable under Section 2.17 and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)         Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.17       Taxes.

(a)          All payments made by or on behalf of the Borrower to a Recipient under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes (except as required by applicable Law), excluding any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) Taxes imposed on or measured by net income (however denominated), branch profits, and franchise Taxes, in each case (x) imposed on any Recipient as a result of such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes; (ii) Taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of paragraph (f), (g) or (h) of this Section 2.17; (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in such Commitment (or, to the extent such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date on which such Lender acquires interest in such Loan), provided that this clause (x) shall not apply to a Lender that became a Lender pursuant to an assignment request by the Borrower under Section 2.19, or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office; and (iv) Taxes that are imposed pursuant to Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, administrative rules or official practices) implementing the foregoing (such Code provisions, agreements, regulations and interpretations, collectively, “FATCA”).  If applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires any Taxes not described in clauses (i) through (iv) of the preceding sentence (“Non-Excluded Taxes”) or any Other Taxes to be withheld by any applicable withholding agent from any amounts payable under any Loan Document, the amounts so payable by or on behalf of the Borrower shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any amounts received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Without duplication of Section 2.17(a), the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)         Whenever any Non-Excluded Taxes or Other Taxes are payable or remittable by the Borrower, as soon as practicable thereafter the Borrower shall send to the applicable Recipient the original or a certified copy of an original official receipt received by the Borrower or other reasonably satisfactory evidence showing payment thereof.

(d)         Without duplication of Section 2.17(a), the Borrower shall indemnify each Recipient for the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed on amounts payable under this Section 2.17) payable by such Recipient, and any liability (including penalties, additions to Tax, interest and any reasonable expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Such indemnification shall be made within 10 days after the date the Recipient makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Non-Excluded Taxes and Other Taxes for which indemnification is being sought).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Arranger or the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Recipient, agrees to repay the amount paid over to the Borrower (plus interest attributable to the period during which the Borrower held such funds and any penalties, additions to Tax, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.17(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.17(e) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)          Upon the reasonable request of the Borrower or the Administrative Agent, a Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent, as applicable) as will permit such payments to be made without withholding or at a reduced rate prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent); provided that the completion, execution or submission of such documentation required under this Section 2.17(f) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender shall deliver the forms and other documentation required to be provided under this Section 2.17: (i) on or before the date it becomes a party to this Agreement, (ii) promptly upon the obsolescence, expiration, inaccuracy, or invalidity of any form previously delivered by such Lender, and (iii) at such other times as may be reasonably requested by the Borrower or the Administrative Agent or as required by Law.  Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any documentation previously delivered to the Borrower or the Administrative Agent.  Notwithstanding anything in this Section 2.17 to the contrary, no Lender shall be required to provide any form or other documentation pursuant to this Section 2.17 that it is not legally eligible to provide.  Each Lender authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(f) or (g).

(g)           Without limiting the generality of Section 2.17(f):

(i)         Each Lender that is a “U.S. person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(ii)        Each Lender that is not a “U.S. person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable:
(A)        In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(B)            IRS Form W-8ECI;

(C)           In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(D)          To the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner(s).

(iii)       If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for the purpose of this Section 2.17(g)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)        Each of the Administrative Agent and the Arranger, if it is a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall, on or prior to the date on which it becomes the Administrative Agent or Arranger, as applicable, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that it is exempt from U.S. federal back-up withholding.  If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent for the account of any Lender, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a “United States person” for U.S. federal withholding Tax purposes.  If the Arranger is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Arranger, provide the Borrower with a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8).  The Administrative Agent and the Arranger shall, (A) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent or the Arranger under this clause (h), and (B) at such other times as may be reasonably requested by the Borrower or as required by Law, deliver promptly to the Borrower an updated form or other appropriate documentation (in such number of copies as shall be reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so.  Notwithstanding anything in this clause (h) to the contrary, neither the Administrative Agent nor the Arranger shall be required to provide any documentation pursuant to this clause (h) that the Administrative Agent or the Arranger, as applicable, is unable to deliver as a result of a Change in Law after the date of this Agreement.

(i)          The agreements in this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.18       Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.19       Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a)(i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided that, (A) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (1) the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15, 2.16 or 2.17, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17; or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.19 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Administrative Agent and each Lender that, as of the date of this Agreement:

Section 3.1         Financial Condition.  The audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 31, 2025, and the audited consolidated statements of operations, comprehensive loss and cash flow of the Parent and its consolidated Subsidiaries for the fiscal period then ended, and the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at March 31, 2026, and the unaudited consolidated statements of operations, comprehensive loss and cash flow of the Parent and its consolidated Subsidiaries for the fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows of the Parent and its consolidated Subsidiaries for the fiscal year then ended.  Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as disclosed therein).

Section 3.2        No Change.  Since December 31, 2025, there has been no development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3         Existence.  The Borrower is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware, is qualified to do business in the State and in every jurisdiction where such qualification is required by applicable law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.4    Power; Authorization; Enforceable Obligations.  The Borrower has full organizational power and authority to conduct its business as now conducted and as presently proposed to be conducted immediately following the execution and delivery of the Loan Documents to which it is a party and the Borrower has full power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party.  All necessary actions on the part of the Borrower required to authorize the execution, delivery and performance of each Loan Document to which it is a party has been duly taken.  Each of the Loan Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws or judicial action affecting the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.5          No Legal Bar.  The execution, delivery and performance by the Borrower of each Loan Document to which it is a party does not (1) conflict with any contractual obligations binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such conflict would not reasonably be expected to have a Material Adverse Effect, (2) violate any provision of any court decree or order binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such violation would not reasonably be expected to have a Material Adverse Effect, (3) violate any provision of any law or governmental regulation binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such violation would not reasonably be expected to have a Material Adverse Effect, or (4) result in, or require, the creation or imposition of any Security Interest on any of the properties or revenues of the Borrower, except for Permitted Security Interests.

Section 3.6         No Material Litigation.  Except as set forth on Schedule 3.6 hereto, on the Closing Date, there is no pending or, to the Borrower’s knowledge, threatened litigation or proceeding against the Borrower or with respect to the transactions contemplated by this Agreement or the other Loan Documents which has a material likelihood of success and if determined adversely to the Borrower or to such transactions, would reasonably be expected to have a Material Adverse Effect.

Section 3.7          Governmental Approvals.  Except as set forth on Schedule 3.7 hereto, the Borrower has obtained all Governmental Approvals required to be obtained by the Borrower in connection with the execution and delivery of, and performance by the Borrower of its obligations, and the exercise of its rights, under the Loan Documents and all such Governmental Approvals are in full force and effect except for such Governmental Approvals that are not then required to be obtained or such Governmental Approvals the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect.

Section 3.8          Taxes.  The Borrower has timely filed (or applied for an extension relating to the same) all required income tax returns related to material Taxes, if any, and has paid all required Taxes due, if any, except for such Taxes being contested in good faith and for which the Borrower has established adequate reserves in accordance with GAAP, and except where failure to make such filing or payment as would not reasonably be expected to have a Material Adverse Effect.  There is no stamp, registration or similar Tax under applicable law, as presently in effect, imposed, assessed, levied or collected by a Governmental Authority on or in relation to amounts payable pursuant to any Loan Document that is presently due other than as shall already have been paid or for which provision for payment shall already have been made.

Section 3.9          No Default.  No Default or Event of Default has occurred and is continuing under this Agreement.

Section 3.10        Security Interests.  The Borrower has granted a security interest in the Project Accounts to the Collateral Agent pursuant to the terms of the Security Agreement. All Security Interests created under the Security Documents are valid, legally binding and, assuming the filing of financing statements and recordation of the Mortgages required to perfect such Security Interests, such Security Interests will be ranked as contemplated in the Financing Documents, and no Security Interest exists over the Borrower’s interest in the Project or any other Collateral or over any other of the Borrower’s revenues or assets other than Permitted Security Interests.

Section 3.11       Environmental Matters.  There are no liabilities or claims against the Borrower under any Environmental Law with respect to the Project, except to the extent that noncompliance with such Environmental Laws, or such liabilities or claims under Environmental Laws, would not reasonably be expected to give rise to a Material Adverse Effect.

Section 3.12        Indebtedness.  The Borrower has no Indebtedness, except for Permitted Indebtedness.

Section 3.13       Intellectual Property.  The Borrower owns, has a license or application to use, or otherwise has the right to use, free and clear of any liens (other than Permitted Security Interests), all the material patents, patent applications, trademarks, permits, service marks, names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights with respect thereto, and has obtained assignments of all leases and other rights of whatever nature, in each case, that are required as of the Closing Date (and as of such other date on which this representation is required to be made pursuant to the Loan Documents) for the performance by it of its obligations under the Loan Documents to which it is a party without any infringement upon the legal rights of others that would adversely affect the Borrower’s rights to the same or result in a Material Adverse Effect.

Section 3.14      Environmental Matters.  To the knowledge of the Borrower, there are no Hazardous Materials on the Project, the presence of which would cause the Borrower to be in violation of any applicable laws, except where such violation would not reasonably be expected to have a Material Adverse Effect.

Section 3.15        No Bankruptcy Event.  No Bankruptcy Event has occurred and is continuing with respect to the Borrower.

Section 3.16      Security Documents.  The Security Documents are effective to create a legally valid and enforceable Security Interest in respect of the Collateral under such Security Documents, and all necessary recordings and filings will have been or will be recorded and filed on or promptly following the Closing Date, and the Borrower has title to all material property, assets and revenues it purports to own subject to the Security Interests of the Security Documents, free and clear of all other Security Interests other than Permitted Security Interests, except where failure to have such title would not be reasonably likely to have a Material Adverse Effect. On or promptly following the Closing Date, all necessary recordings and filings will have been made or will be such that the Security Interests created by such Security Documents will constitute valid and perfected Security Interests on the Collateral to the extent required under such Security Documents, subject only to Permitted Security Interests.

Section 3.17      Execution and Delivery of Transaction Documents.  Except to the extent a Transaction Document has been terminated and such termination does not violate Section 5.25 hereof, each Transaction Document that has been executed and delivered by the Borrower is in full force and effect as against the Borrower, and the Borrower is not in default under any Transaction Document to which the Borrower is a party, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.18       Special Purpose Entity.  The Borrower is and has been since its date of formation a Special Purpose Entity created solely for the purpose of undertaking the acquisition, ownership, holding, marketing, operation, management, maintenance, repair, replacement, renovation, restoration, improvement, design, development, construction, financing and/or refinancing of facilities for the transport, loading, unloading and storage of petroleum products and activities related, supplemental or incidental to any of the foregoing, and engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purpose, and holds no equity or other ownership interest in any Person. Without limiting the foregoing, the Borrower: (i) was duly formed, is validly existing and is in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business, except where the failure to be in good standing in such other jurisdictions would not reasonably be expected to have a Material Adverse Effect, (ii) has paid all taxes which it owes and, subject to any contest rights set forth in this Agreement, is not involved in any dispute with any taxing authority, except in each case where the failure to make such payment or where such dispute would not reasonably be expected to have a Material Adverse Effect, (iii) is not party to any lawsuit, arbitration, summons or legal proceeding that resulted in a judgment against it that has not been paid in full, except where the failure to pay such judgment would not reasonably be expect to have a Material Adverse Effect, (iv) has no liens of any nature against it except for Permitted Security Interests, (v) has no material contingent or actual obligations not related to the Project, (vi) does not and has not leased or owned any real property or other property other than with respect to the Project, (vii) is not party to any contract or agreement with any of its Affiliates except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, in each case as reasonably determined by it in good faith and in accordance with Prudent Industry Practice, (viii) has paid all of its debts and liabilities that are not currently outstanding only from its own funds and assets (as distinguished from the funds and assets of another Person), (ix) has done or caused to be done all things necessary to observe all organizational formalities necessary to preserve its separate existence, and has not and will not (a) terminate or fail to comply with the provisions of its organizational documents relating to bankruptcy remoteness or separateness, or (b) amend, modify or otherwise change its operating agreement or other organizational documents in any manner inconsistent with the covenants set forth in Section 5.14 of this Agreement, (x) has allocated fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space, services, property or assets, and (xi) has not assumed or guaranteed or become obligated for the debts of any other Person and has not held itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

Section 3.19      Transaction Documents.  True and complete copies of all Transaction Documents that have been executed and delivered and remain in full force and effect have been delivered to the Collateral Agent.

Section 3.20        Disclosure.

(1) None of the information in any agreement, document, certificate, exhibit, financial statement, book, record, material or report or other information furnished by or on behalf of the Borrower (A) in any Loan Documents, or (B) otherwise to the Administrative Agent or the Collateral Agent with respect to the Project, when taken as a whole, contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading as of the relevant date on which the same was provided in light of the circumstances in which such statements were made; and (2) any factual information provided by or on behalf of the Borrower in writing to the consultants for use in connection with any reports relating to the Project or provided to the Collateral Agent, was provided in good faith and, to the Borrower’s knowledge, was accurate and correct in all material respects as of the date it was delivered; provided that with respect to the representations and warranties in this Section 3.20, no representation or warranty is made as to any forecasts, projections, opinions or other forward looking statements contained in any such agreement, document, certificate, exhibit, financial statement, book, record, material or report or other information, except that such forecasts, projections, opinions or other forward looking statements were prepared or made in good faith and represented, in the reasonable opinion of the Borrower, reasonable estimates at the time made of the future performance of the Borrower and the Project based on assumptions believed by the Borrower to be reasonable at such time (it being understood that projections are not to be considered or regarded as facts, contain significant uncertainties and contingencies, many of which are beyond the control of the Borrower and actual results may differ significantly from projections).

Section 3.21       Investment Company Act.  The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.22       Insurance.  All insurance required to be maintained by the Borrower under the Loan Documents in effect has been obtained and is in full force and effect.  All premiums due with respect thereto have been paid.

Section 3.23        ERISA.

(a)          No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

(b)         Neither the Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan, for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect..

(c)          Neither the Borrower nor any ERISA Affiliate has failed to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan, for which the failure to satisfy the minimum funding requirement is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

Section 3.24       Representations and Warranties.  The representations and warranties of the Borrower set forth herein, in the other Loan Documents or in certificates of the Borrower delivered in connection therewith as of the date made are true and correct in all material respects, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. The Borrower understands that all such representations and warranties have been and will be relied upon as an inducement by the Lenders to make the Loan.

Section 3.25      Equity.  As of the Closing Date (after giving effect to the repayment of any Indebtedness on such date and the termination of any related Security Interests), the Equity Participant owns, directly or indirectly, 100% of the equity interests in the Borrower and each intermediate holding entity free and clear of all Security Interests other than the Security Interests granted under the Financing Documents and the Loan Documents, such equity interests have been duly and validly authorized and issued, and there are no outstanding options, warrants, calls or other rights to subscribe for or otherwise acquire any of such equity interests, except for any of such rights in favor of the Equity Participant set forth in the Organizational Documents.

Section 3.26        Disregarded Entity.  As of the Closing Date, the Borrower is treated as a “disregarded entity” for U.S. federal income tax and Texas corporate income tax purposes.

Section 3.27        Solvency.  As of the Closing Date and after giving effect to any Loans made on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.28        Anti-Money Laundering and Anti-Corruption Laws; Sanctions.

(a)        The Borrower is in compliance and the operations of the Borrower are conducted in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) the applicable anti-money laundering statutes of jurisdictions where the Borrower conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Borrower with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened in writing.

(b)         No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or otherwise in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws.  Neither the Borrower nor any director or officer thereof, nor, to the knowledge of the Borrower, any employee, agent, Affiliate or representative thereof, has taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or, to the knowledge of the Borrower, indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for public office) in order to influence official action, or to any Person in violation of the FCPA or any applicable anti-corruption laws.  The members of the Restricted Group have conducted their businesses in compliance in all material respects with the FCPA and applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this clause (b).

(c)         Neither the Borrower nor any director or officer thereof, nor, to the knowledge of the Borrower, any employee, agent, Affiliate or representative of the Borrower, is a Person that is, (i) on the list of “Specially Designated Nationals and Blocked Persons”, (ii) the subject of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom (collectively, “Sanctions”), (iii) located, organized or ordinarily resident in a Prohibited Country, or (iv) 50% or more owned or controlled by any such Person or Persons described in clauses (i), (ii), (iii) above; and the Borrower will not directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person (A) to fund or facilitate, in violation of Law, any activities or business of or with any Sanctioned Person or in any Prohibited Country or (B) in any other manner that will result in a violation of Sanctions by any Person.  The members of the Restricted Group have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1          Closing Date.  This Agreement shall not become effective until the date on which each of the following conditions precedent is satisfied (or waived):

(a)       Loan Documents; Accounts.  The Administrative Agent shall have received (i) this Agreement executed and delivered by a duly authorized officer or signatory of the Borrower, (ii) the Accession Agreement executed and delivered by a duly authorized officer or signatory of the Collateral Agent, (iii) the Reaffirmation Agreement executed and delivered by a duly authorized officer or signatory of each of the Borrower and the Pledgors (as defined therein), (iv) a certificate executed and delivered by a Responsible Officer of the Borrower pursuant to Section 7.06(b) of the Collateral Agency Agreement and (v) substantially concurrently with the funding of the Loans, the amount of funds required undersection 11.1(a) to be deposited in the 2026 Bridge Loan Debt Service Reserve Account on the Closing Date will be so deposited in such account.

(b)        Equity Contribution Agreement.  The Administrative Agent shall have received a copy of an executed contribution agreement issued by the Parent to, in favor of, and solely for the benefit of the Borrower (the “Equity Contribution Agreement”), in form and substance reasonably acceptable to the Administrative Agent, pursuant to which the Parent shall be obligated to contribute equity to the Borrower in an amount sufficient to restore the balance in the 2026 Bridge Loan Debt Service Reserve Account to the applicable required amount by Section 11.1(b) hereof; provided that the aggregate amount of all contributions made by the Parent pursuant to the Equity Contribution Agreement shall not exceed $50,000,000.

(c)         Engagement Letter and Fee Letter.  The Administrative Agent shall have received a copy of an executed Engagement Letter and Fee Letter.

(d)        Financial Statements and Other Financial Information.  The Administrative Agent shall have received the financial statements and other financial information described in Section 3.1.  The Administrative Agent hereby acknowledge receipt of the items required by this clause (d).

(e)         Fees and Expenses.  The Borrower shall have paid (or the Initial Lender and/or the Administrative Agent shall withhold from the proceeds of the Loans on the Closing Date), all fees due and payable as of the Closing Date pursuant to the Fee Letter and/or Section 2.8 to the Administrative Agent (for distribution, as appropriate, to the Lenders), and all expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been presented at least one (1) Business Day prior to the Closing Date shall have been paid to the Administrative Agent.

(f)        Solvency Certificate and Funding Notice.  The Lenders shall have received (i) a solvency certificate, substantially in the form of Exhibit F or otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (ii) a Funding Notice in connection with the Borrowing that is to occur on the Closing Date, in each case, executed by a Responsible Officer of the Borrower.

(g)         [Reserved].

(h)       Closing Certificate.  The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B or otherwise in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments.

(i)        Legal Opinion.  The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, a favorable written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the date hereof and addressed to the Administrative Agent and the Lenders.

(j)         Filings.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and, in each case, in accordance with the terms of and with the priority required by the Collateral Agency Agreement, all duly executed documents and instruments (such documents and instruments to be in proper form for filing, if applicable) required to establish a first priority perfected security interest in the Collateral, including a notice from the Borrower designating the Loans as “Permitted Additional Senior Indebtedness” under the Collateral Agency Agreement.

(k)        PATRIOT Act; Beneficial Ownership.  The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date (a) all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (b) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership in relation to the Borrower, in each case of clauses (a) and (b), to the extent reasonably requested by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date.

(l)         Representations and Warranties.  The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.

(m)        No Default.  No Default or Event of Default has occurred and is continuing, or would result from the making of the Loans.

(n)         Refinancing.  Substantially concurrently with the funding of the Loans, the Closing Date Refinancing shall be consummated.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as the Termination Conditions have not been satisfied, the Borrower shall and shall cause each member of the Restricted Group to:

Section 5.1         Completion of the Project.  The Borrower shall use commercially reasonable efforts to pursue and complete the construction of the Project.  The Borrower shall not abandon the Project, which abandonment shall be deemed to have occurred solely if the Borrower, without reasonable cause, (a) expressly declares in writing that it will not resume work on the Project or (b) fails to pursue the construction of the Project or fails to operate the Project for a period of ninety (90) consecutive days, which period shall be in addition to any period during which a Force Majeure Event shall have occurred and be continuing up to an additional ninety (90) consecutive days.

Section 5.2         Maintenance of Existence.  Throughout the term of this Agreement, other than in connection with a transfer permitted pursuant to Section 5.16 of this Agreement, the Borrower shall maintain (a) its legal existence as a limited liability company, (b) its good standing and qualification to do business in the State and in every jurisdiction where such qualification is required by applicable Law, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (c) all material rights, franchises, privileges and consents necessary for the maintenance of its existence and for the development, operation and maintenance of the Project, except to the extent the Borrower reasonably determines that the failure to maintain any such rights, franchises, privileges and consents would not reasonably be expected to result in a Material Adverse Effect.

Section 5.3         Operation and Maintenance of Project.  The Borrower shall operate and maintain the Project (or cause the same to be operated and maintained) in good working order and condition (ordinary wear and tear excepted) and otherwise in accordance with the Transaction Documents and make all necessary repairs, renewals and replacements with respect thereto that are necessary, in each case, to permit the Project to operate in accordance with Prudent Industry Practice, in accordance in all material respects with the Transaction Documents and in compliance in all material respects with applicable Laws and Governmental Approvals material to the conduct of its business and the terms of the Insurance required under Section 5.4 hereof, except to the extent that the failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, the Borrower shall not initiate or consent to any Capital Project (other than the Project) or any Additional Project the cost of which would reasonably be expected to exceed $50,000,000, unless (a) such Capital Project or Additional Project is funded with the proceeds of Permitted Indebtedness and/or Additional Equity Contributions, (b) the Borrower certifies in its reasonable opinion that: (1) such Capital Project or Additional Project is not reasonably expected to result in a Material Adverse Effect, (2) such Capital Project or Additional Project is not expected to have a material adverse effect on the operation, performance, value or remaining useful life of the Project and the payment of the Loans, and (3) adequate funds are and are expected to be available to complete construction of such Capital Project or Additional Project, or (c) such Capital Project or Additional Project is otherwise required by applicable Law.

Section 5.4          Insurance.

(a)        The Borrower shall maintain or shall require its contractors to maintain Insurance that is required to be obtained by the Borrower and its contractors to satisfy the requirements set forth in Attachment B to the Senior Loan Agreement (such coverage to include provisions waiving subrogation against the Administrative Agent, the Collateral Agent, the Lenders and all other Secured Parties, except in the case of Insurance for professional liability or workers’ compensation). Such policies, to the extent they are commercial general liability policies, shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, and to the extent they are casualty policies, as loss payee as its interests may appear (pending any existing contractual overrides). Each Insurance policy required to be obtained by the Borrower shall require the insurer or insurance broker to endeavor to provide at least thirty (30) days (or such shorter period, if any, as is available on a commercially reasonable basis) prior written notice of cancellation, termination or lapse in coverage by the insurer to the Administrative Agent and the Collateral Agent.

(b)        The Borrower shall not take, or fail to take, any action, which would result in any Insurance obtained by the Borrower, lapsing, becoming cancelled or otherwise being rendered void, voidable or ineffective and shall not cancel or vary any policy of Insurance required to be maintained by it in either case unless (i) this Agreement requires or permits otherwise or (ii) such Insurance is (prior to its cessation) replaced by Insurance that satisfies the insurance requirements set forth in Attachment B to the Senior Loan Agreement.

(c)       Prior to expiration of any such policy or upon renewal, the Borrower shall furnish the Administrative Agent and the Collateral Agent with evidence that the policy or certificate has been renewed or replaced in compliance with this Agreement or is no longer required by this Agreement.

(d)        No later than ninety (90) days after the end of every third (3rd) fiscal year of the Borrower, starting with the fiscal year ending December 31, 2026, the Borrower shall cause an independent insurance agent, provider or consultant qualified to survey risks and to recommend insurance coverage for facilities and organizations engaged in like operations, to deliver a report to the Borrower, the Administrative Agent and the Collateral Agent stating whether the Borrower is in compliance with the foregoing requirements as of the last day of such fiscal year and to make recommendations concerning insurance coverages maintained by the Borrower.  The Borrower will promptly comply with the recommendations made in such report to the extent that the recommended coverage is available to the Borrower on commercially reasonable terms.  The Borrower shall provide the Administrative Agent with a copy of such report promptly upon the written request of the Administrative Agent.

(e)        In the event the Borrower shall fail to maintain, or cause to be maintained, the full Insurance coverage required by this Agreement, the Administrative Agent or the Collateral Agent may (but shall be under no obligation to), after thirty (30) days written notice to the Borrower, contract for the required policies of Insurance and pay the premiums on the same; and the Borrower agrees to reimburse the Administrative Agent and the Collateral Agent to the extent of the amounts so advanced by them or any of them with interest thereon at a rate per year equal to the Default Rate, from the date of advance to the date of reimbursement. In the event the Borrower shall fail to keep or cause to be kept the Project in good repair and good operating condition (ordinary wear and tear excepted), the Administrative Agent or the Collateral Agent may (but shall be under no obligation to), after thirty (30) days written notice to the Borrower (except in the event of an emergency or if necessary to preserve the Borrower's interest in any real estate), make any required repairs, renewals and replacements; provided, however, if any repairs, renewals or replacements are not susceptible of being completed within thirty (30) days, if the Borrower commences such repairs, renewals and replacements within such 30-day period and diligently prosecutes such actions to completion thereafter, the Administrative Agent or the Collateral Agent will not be entitled to make such required repairs, renewals and replacements, unless such actions are necessary in an emergency or to preserve the Borrower's interest in any real estate and the Borrower agrees to reimburse the Administrative Agent and the Collateral Agent to the extent of the amounts so advanced by them or any of them with interest thereon at a rate per year equal to the Default Rate, from the date of advance to the date of reimbursement. Any amounts so advanced by the Administrative Agent or the Collateral Agent shall become an additional obligation of the Borrower, shall be payable on demand, and shall be deemed a part of the Obligations.

(f)         The Borrower shall use commercially reasonable efforts to enforce the obligations of all providers of Insurance policies under the insurance policies issued to the Borrower or with respect to the Project as required pursuant to this Section 5.4 and shall use commercially reasonable efforts to enforce the obligations of all other parties to the Transaction Documents to maintain Insurance as required by the applicable Transaction Document.

Section 5.5          Accounts and Reporting.

(a)       The Borrower shall keep proper records and books of accounts in which entries shall be made of its transactions in accordance with GAAP. Such records and books shall, to the extent permitted by Law, be subject to the inspection of the Collateral Agent and the Administrative Agent or their respective representatives upon reasonable notice and at reasonable times during business hours, provided that absent an Event of Default the Borrower shall not be responsible for the cost of any such inspection in excess of once each year. The Borrower will permit the Collateral Agent and the Administrative Agent, upon prior reasonable notice and at reasonable times, to take copies and extracts from such books, and records, and will from time to time furnish, or cause to be furnished, to the Collateral Agent and the Administrative Agent such information and statements as the Collateral Agent or the Administrative Agent may reasonably request, all as may be reasonably necessary for the purpose of determining performance or observance by the Borrower of its obligations under this Agreement. Nothing in this Section 5.5(a) shall require the Borrower to disclose trade secrets, violate confidentiality or non-disclosure agreements, violate applicable Law or waive attorney-client privilege.

(b)        The Borrower shall deliver to the Collateral Agent and, upon request, to the Administrative Agent, copies of all reports of the Technical Advisor for the Project received by the Borrower.

(c)         The Borrower agrees to promptly furnish to the Collateral Agent notice of any amendments or modifications to the Financing Documents.

Section 5.6         Project Accounts.  The Borrower shall establish and maintain each Fund or Account, including the Project Accounts and other accounts required from time to time by the Loan Documents or the Financing Documents and shall not maintain or permit to be maintained any other accounts other than (a) accounts used exclusively as payroll and payroll tax accounts, workers’ compensation and other employee wage and benefit payment and trust accounts, (b) any special purpose account which holds only cash or securities collateral that is subject to a Permitted Security Interest and (c) as otherwise permitted or contemplated in the Collateral Agency Agreement, the Loan Documents, or the other Financing Documents.

Section 5.7       Compliance with Laws.  The Borrower shall comply with, and shall ensure that the Project is operated in compliance with, all applicable Laws and Governmental Approvals, including Environmental Laws, as and when required, except, in each case, for any failure to comply which would not reasonably be expected to have a Material Adverse Effect.

Section 5.8         Use of Proceeds. The Borrower shall use the proceeds of the Loans to (i) consummate the Closing Date Refinancing, (ii) fund the 2026 Bridge Loan Debt Service Reserve Account and (iii) pay certain fees, costs and expenses incurred in connection with the transactions contemplated hereby.

Section 5.9         Further Assurances and Corrective Instruments.  The Borrower agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intentions of this Agreement, including as may be reasonably necessary or desirable for establishing, maintaining, assuring, conveying, granting, assigning, securing, perfecting and confirming pledge of the the Security Interests (whether now existing or hereafter arising) granted by or on behalf of the Borrower to the Collateral Agent for the benefit of the Secured Parties, pursuant to the Security Documents, or intended so to be granted pursuant to the Security Documents, or which the Borrower may become bound to grant, and the subject of each such Security Interest will comply with the requirements under the Loan Documents, the Financing Documents and the Borrower’s representations and warranties in Article III hereof.

Section 5.10       Responsible Officers.  Whenever under the provisions of this Agreement the approval of the Borrower is required such approval shall be given for the Borrower by a Responsible Officer of the Borrower, and the Administrative Agent and the Collateral Agent, as applicable, shall be permitted to rely on, and shall be protected in acting upon, such approval,

Section 5.11      Recording and Filing; Other Instruments.  The Borrower shall file and refile and record and re-record or shall cause to be filed and re-filed and recorded and re-recorded all instruments required to be filed and re-filed and recorded or re-recorded and shall continue and perfect or cause to be continued and perfected the Security Interests created by the Security Documents for so long as any of the Obligations shall be outstanding.

Section 5.12      Approvals; Governmental Authorizations.  At all times, the Borrower shall obtain on a timely basis and thereafter maintain in full force and effect, or in the case of such permits as are required to be obtained by third parties, use reasonable efforts to cause such third parties to obtain and thereafter maintain in full force and effect, all Governmental Approvals necessary as and when necessary for the construction, use or operation of the Project, as applicable, or as and when required from and after the Closing Date to comply with its obligations under the Transaction Documents, except where the failure to obtain or maintain any such Governmental Approval would not reasonably be expected to have a Material Adverse Effect.

Section 5.13        Taxes.

(a)         The Borrower shall pay as the same respectively become due, (i) all taxes, assessments, levies, claims and charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Borrower (including, without limiting the generality of the foregoing, any tax upon or with respect to the income or profits of the Borrower from the Project and that, if not paid, would become a charge on the payments to be made under this Agreement prior to or on a parity with the charge thereon created by the Security Documents and including ad valorem, sales and excise taxes, assessments and charges upon the Borrower's interest in the Project), (ii) all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project, and (iii) all assessments and charges lawfully made by any governmental body for public improvements that may be secured by the Project, except, in the case of each of (i), (ii) and (iii) above, to the extent that any such taxes, assessments, levies, claims or other charges are being contested pursuant to Section 5.13(b) below or the failure to pay any such tax, assessment, levy, claim or other charge would not reasonably be expected to have a Material Adverse Effect.

(b)        The Borrower may, at its expense, contest in good faith any such levy, tax, assessment, claim or other charge, but the Borrower may permit the items otherwise required to be paid under Section 5.13(a) to remain undischarged and unsatisfied during the period of such contest related to such items and any appeal therefrom only if the Borrower shall provide to the Administrative Agent and the Collateral Agent an Opinion of Counsel to the Borrower (who may be in-house counsel to the Borrower) that by non-payment of any such items, the rights of the Administrative Agent or the Collateral Agent with respect to this Agreement or any part of the payments to be made under this Agreement will not be materially endangered, nor will the Project or any part thereof or any of the Collateral be subject to loss or forfeiture. If the Borrower is unable to deliver such an Opinion of Counsel, the Borrower shall promptly pay or bond or cause to be satisfied or discharged all such unpaid items or furnish, at the expense of the Borrower, indemnity satisfactory to the Administrative Agent and the Collateral Agent; but provided, further, that any tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same.

(c)        If the Borrower shall fail to pay any of the items required to be paid by it pursuant to Section 5.13(a), the Administrative Agent or the Collateral Agent may (but shall be under no obligation to) pay the same. Any amounts so advanced by the Administrative Agent or the Collateral Agent shall (i) constitute additional Obligations secured by the Security Documents, (ii) bear interest at a rate per annum equal to the Default Rate from (and including) the date of such advance to (but excluding) the date of reimbursement, and (iii) be reimbursed by the Borrower to the advancing party on demand. The Administrative Agent and the Collateral Agent shall have all rights available to them under this Agreement and the other Loan Documents to collect any such amounts and interest thereon.

(d)        The Borrower shall furnish the Collateral Agent and the Administrative Agent, upon reasonable written request, with proof of payment of any taxes, governmental charges, utility charges, insurance premiums or other charges required to be paid by the Borrower under this Agreement or any other Loan Document.

Section 5.14       Special Purpose Entity.  The Borrower has observed from its date of formation (except as otherwise specified below) and shall, from and after the Closing Date, comply with the following requirements whereby the Borrower:

(a)         has maintained (if any) and will maintain its own separate books, records and bank accounts;

(b)        at all times has held itself and will hold itself out to the public and all other Persons as a legal entity separate from any other Person (except for services rendered on its behalf pursuant to a management, service, operation or maintenance agreement with respect to its Permitted Activities, so long as the applicable party holds itself out as acting as an agent on behalf of it) and shall not identify itself or any of its Affiliates as a division or department or part of the other;

(c)        has filed and will file its own tax returns (except to the extent that it (A) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) files a consolidated federal income tax return with another Person as may be permitted by applicable law);

(d)        has not and will not commingle its assets or funds with assets or funds of any other Person;

(e)       has conducted and will conduct Permitted Activities in its own name or a trade name registered, licensed to or trademarked (or subject to an application for trademark) by it (except for services rendered on its behalf pursuant to a management, service, operation or maintenance agreement with respect to its Permitted Activities, so long as the applicable party holds itself out as acting as an agent on behalf of it) and has strictly complied and will strictly comply with all organizational formalities necessary to maintain its separate existence;

(f)         has maintained (if any) and will maintain, from and after the Closing Date, financial statements separate from any other Person and has not and will not have its assets listed as assets on the financial statements of any other Person; provided that, (A) for so long as the ultimate parent entity of the Borrower is FTAI, such assets may also be listed under the “Jefferson Terminal” segment of the FTAI annual financial statements, (B) if the ultimate parent entity of the Borrower is an entity other than FTAI but such entity’s annual financial statements contain a segment presentation substantially identical to FTAI’s “Jefferson Terminal” segment, such assets may also be listed under such segment and (C) such assets may also be included in consolidated financial statements of its Affiliates, so long as (x) in any listing included in the annual financial statements referenced in clause (vi)(A) or (B) and/or in any consolidated financial statements of the Borrower with any of their Affiliates, footnotes are included to the effect that the Borrower are separate legal entities and that their assets and credit are not available to satisfy the debts, claims or other obligations of such ultimate parent entity, Affiliates or any other Person, and (y) the assets of the Borrower are listed on a separate balance sheet within such annual or consolidated financial statements;

(g)       has paid and intends to pay its own liabilities and expenses only out of its own funds and assets (as distinguished from the funds and assets of another Person) (provided that there exists sufficient cash flow available to it from the operation of its Permitted Activities to enable it to do so and, provided, further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to it);

(h)        has maintained and will maintain an arm’s length relationship with its Affiliates and, except for capital contributions and capital distributions permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, not enter into any transaction, contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties, in each case, as reasonably determined by it in good faith and in accordance with Prudent Industry Practice;

(i)         has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees and consultants, if any, only out of its own funds and assets (as distinguished from the funds and assets of another Person), (provided that there exists sufficient cash flow available to it from the operation of its Permitted Activities to enable it to do so and, provided, further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to it) and maintain (or contract with a management company for) a sufficient number of employees in light of its contemplated business operation;

(j)         has not and will not assume or guarantee or become obligated for the debts or obligations of any other Person and has not and will not hold itself out to be responsible for or hold its credit or assets as being available to satisfy the debts or obligations of any other Person;

(k)         has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including office space, services, property or assets;

(l)         has used and will use, to the extent reasonably necessary in the operation of its Permitted Activities, separate stationery, invoices, and checks bearing its own name or a trade name registered, licensed to or trademarked (or subject to an application for trademark) by it and not bearing the name of any other entity unless such entity is clearly designated as being the Borrower’s agent;

(m)       has not pledged and will not pledge its assets or credit for the benefit of any Affiliate and has not and will not incur any Indebtedness other than Permitted Indebtedness;

(n)        has corrected and will correct any known misunderstanding regarding its separate identity;

(o)        has maintained and intends to maintain adequate capital in light of its contemplated business purpose, transactions, and liabilities, provided that there exists sufficient cash flow available to it from the operation of its Permitted Activities to enable it to do so and, provided, further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to it;

(p)        has kept and will keep minutes of meetings of its Board of Managers and observe all other formalities of limited liability companies necessary to maintain its separate existence, and has not failed and will not fail to comply with the provisions of its organizational documents relating to bankruptcy remoteness or separateness, or amend, modify or otherwise change its organizational documents in any manner inconsistent with the covenants set forth in this Section 5.14;

(q)        has not acquired or held and will not acquire or hold any securities or evidence of indebtedness in any Affiliate or any other Person, other than Permitted Investments;

(r)         has not acquired or held and will not acquire or hold ownership interests in any Affiliate or any other Person other than, in the case of the Borrower, (i) its subsidiaries as of the Closing Date and (ii) after the Closing Date, any of its subsidiaries that become guarantors of the Bond Obligations within 30 days of becoming a subsidiary of the Borrower;

(s)         has caused and will cause its managers, officers, agents, and other representatives to act at all times, consistently and in furtherance of the foregoing and in the best interests of it;

(t)         be a limited liability company or, to the extent permitted pursuant to Section 5.16, corporation organized in the State of Delaware that has (i) at least one (1) Independent Manager and has not caused or allowed and will not cause or allow the manager of such entity to take any voluntary Major Action unless the Independent Manager shall have participated in such vote and (ii) at least one springing member that will become the member of such entity upon the dissolution of the existing member;

(u)         (i) has been, is, and will be organized solely for the acquisition, ownership, holding, marketing, operation, management, maintenance, repair, replacement, renovation, restoration, improvement, design, development, construction, financing and/or the refinancing of facilities for the transport, loading, unloading and storage of petroleum products and activities related, supplemental or incidental to any of the foregoing (collectively, the “Permitted Activities”); (ii) has not leased, owned or acquired and will not lease, own or acquire any property or assets not used or useful in or cash generated by its Permitted Activities; and (iii) has not entered into and will not enter into any line of business or undertake or participate in activities other than Permitted Activities or terminate such business for any reason whatsoever;

(v)         has not merged into or consolidated and will not merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, other than in connection with a transfer permitted pursuant to Section 5.16 of this Agreement, or change its legal structure (which for the avoidance of doubt, shall not be deemed to include changes in the legal structure of any direct or indirect member, partner or Affiliate, including through the addition or removal of entities in the legal structure for the purpose of forming or collapsing a holding entity structure, to the extent such changes are not otherwise prohibited by this Agreement);

(w)     has not and will not permit any Affiliate or constituent party independent access to its bank accounts other than any manager acting pursuant to a management, service, operation or maintenance agreement, solely in its capacity as its agent under such agreement, and solely for its legitimate business purposes;

(x)        has not maintained and will not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(y)       has not made and will not make any loans or advances to any Person (other than deposits, prepayments or advances to third parties in the ordinary course of business, including, without limitation, payments to contractors, subcontractors, suppliers or service providers in the ordinary course of business); and

(z)        has not sought, effected or permitted, and to the fullest extent permitted by law, will not seek, effect, or permit any Person to seek or effect, its liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Port Act or otherwise), liquidation, consolidation or merger, in whole or in part, into another entity or transfer all or substantially all of its assets, and it has not been and will not be the product or subject of, or otherwise involved in. any limited liability company division (whether as a plan of division pursuant to Section 18-217 of the Port Act or otherwise).

Section 5.15      Organizational Documents.  The Borrower shall comply with the terms and provisions of its Organizational Documents and shall not amend, alter, change or repeal the Special Purpose Provisions (as defined in the Organizational Documents) in any material respect adverse to the Administrative Agent or the Collateral Agent, or permit the Special Purpose Provisions to be amended, altered, changed or repealed, in any material respect adverse to the Administrative Agent or the Collateral Agent, in each case, without the prior written consent of the Administrative Agent and the Collateral Agent.

Section 5.16        Limitation on Fundamental Changes; Sale of Assets, Etc..

(a)       The Borrower shall not (i) merge, consolidate or amalgamate unless the surviving entity is the Borrower, or enter into any demerger, reconstruction, partnership, profit-sharing or any analogous arrangement or (ii) consummate a Division as a Dividing Person.

(b)        The Borrower shall not (i) liquidate, dissolve or wind-up; (ii) convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets, or (iii) take any action that would result in the liquidation, dissolution or winding-up of the Borrower.

(c)        The Borrower shall not sell, assign or dispose of or direct the Collateral Agent, as applicable, to sell, assign or dispose of, any material assets of the Project in excess of $2,000,000 per year except for Permitted Sales and Dispositions.

Notwithstanding the foregoing, the Borrower may merge, consolidate or amalgamate with another Person or convey, sell, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets to another Person so long as (x) such Person (the “Successor Borrower”) is an entity organized or existing under the laws of the State of Delaware or any other State within the United States or the District of Columbia, (y) the Successor Borrower expressly assumes all of the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to an amendment and/or other documents and in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent and (z) such transaction does not otherwise involve a Change of Control. If the foregoing conditions under clauses (x), (y) and (z) are satisfied, the Successor Borrower shall become the “Borrower” hereunder and under each of the other Loan Documents and will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents.

Any assets sold or otherwise disposed of in Permitted Sales and Dispositions that constitutes a transfer of ownership, shall be sold free and clear of the Security Interest in favor of the Collateral Agent, which Security Interest shall be automatically released upon the consummation of such sale or other disposition. The Collateral Agent and the Administrative Agent shall deliver such documents and instruments as the Borrower may request, including any subordination and non-disturbance agreements and reciprocal easement agreements, to evidence such release (or, at the Borrower’s direction, subordination of the Collateral Agent’s security interest).

Section 5.17        Limitation on Indebtedness.  The Borrower shall not create, incur or assume any Indebtedness other than Permitted Indebtedness.

Section 5.18      Permitted Investments.  The Borrower shall not make or direct the Collateral Agent to make any investments of moneys credited to any of the Funds or Accounts other than Permitted Investments (as defined in the Collateral Agency Agreement); provided that this Section 5.18 shall not prohibit or otherwise restrict the Borrower from making, or directing the Collateral Agent to make, deposits, prepayments or advance payments in the ordinary course of business with funds withdrawn from any Fund or Account, including, without limitation, payments to contractors, subcontractors, vendors, suppliers or service providers in the ordinary course of business.

Section 5.19        Financial Business Information.

The Borrower will deliver to Administrative Agent the following financial information:

(a)         Annual Financial Statements. As soon as available, but not later than one hundred twenty (120) days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each Fiscal Year of the Parent, commencing with the Fiscal Year ending December 31, 2026, a copy of the consolidated balance sheet, income statement and statements of cash flows and shareholders equity for the Parent and its consolidated Subsidiaries (the “Financial Statements”) for such year, prepared in reasonable detail in accordance with GAAP and certified and accompanied by an opinion (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption (except for any such qualification solely with respect to or resulting from an upcoming maturity date under any Indebtedness that is scheduled to occur within one year from the time such opinion is delivered or any potential or actual inability to satisfy any financial maintenance covenant on a future date or in a future period) of independent certified public accountants of recognized standing.

(b)         Quarterly Financial Statements. As soon as available, but not later than forty five (45) days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, commencing with the Fiscal Quarter ending September 30, 2026, a copy of internally-prepared Financial Statements for such Fiscal Quarter together with a certification duly executed by a Financial Officer of the Borrower that such Financial Statements have, to the Borrower’s knowledge, been prepared materially in accordance with GAAP and are fairly stated in all material respects (subject to normal adjustments and the absence of footnotes).

(c)          Compliance Certificate.  Concurrently with the delivery of the Financial Statements referred to in Sections 5.19(a) and 5.19(b) a duly completed Compliance Certificate signed by a Financial Officer of the Borrower.

(d)        Notices. As soon as practicable, and in any event within five (5) days after the Borrower learns of the following, the Borrower will give written notice to the Administrative Agent of (i) any proceeding instituted or threatened in writing to be instituted by or against the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), the outcome of which could have a Material Adverse Effect on the Borrower, (ii) the occurrence of any Material Adverse Change with respect to the Borrower, (iii) the occurrence of any Default or Event of Default, together with a statement of the action which the Borrower has taken or proposes to take with respect thereto and (iv) the occurrence of any material loss or damage with respect to any Collateral.

(e)          Electronic Delivery. Financial statements, segment information and other information required pursuant to Sections 5.19(a) and 5.19(b) above shall be deemed to have been delivered if (x) the Parent shall have timely filed an SEC Form 10-Q or Form 10-K, satisfying the requirements of clauses (a) or (b) above, as the case may be, with the SEC or EDGAR; (y) the Parent posts such financial statements, segment information and other information, or provides a link thereto, on the website of the Parent, as applicable; or (z) such financial statements, segment information and other information are timely posted by or on behalf of the Borrower or the Parent on a website to which the Administrative Agent has free access; provided that except in the case of clause (z) the Borrower shall notify Administrative Agent by facsimile or electronic mail of the posting of any such documents and provide to Administrative Agent electronic versions of such documents.

Section 5.20        Changes in Name, Place of Business or Fiscal Year.

The Borrower shall not, at any time:

(a)         change its name, jurisdiction of formation, or principal place of business without giving the Administrative Agent and the Collateral Agent at least fifteen (15) days prior written notice; or

(b)        change its Fiscal Year without prior notice sent to the Administrative Agent and the Collateral Agent at least thirty (30) days prior to such change.

Section 5.21       Negative Pledge.  The Borrower shall not create, incur, assume or permit to exist any Security Interest on any property or asset, including its revenues (including accounts receivable) or rights in respect of any thereof, now owned or hereafter acquired by it, except Permitted Security Interests.

Section 5.22       Access to the Project.  The Borrower shall give the Administrative Agent, the Collateral Agent and their respective consultants and representatives access to the Project, at the sole cost of such Persons, at any reasonable time during regular business hours and as often as may reasonably be requested, and, upon reasonable prior notice to the Borrower, in each case during official business hours and in a manner that cannot reasonably be expected materially to interfere with or disrupt the performance by the Borrower or any other party of its obligations with respect to the construction and operation of the Project, and permit the Administrative Agent, the Collateral Agent and their respective consultants and representatives to discuss the Project and the business, accounts, operations, properties and financial and other conditions of the Borrower with officers of the Borrower and to witness (but not cause) the performance and other tests conducted pursuant to any Material Project Contract, subject to all applicable confidentiality undertakings. The Borrower shall offer all reasonable assistance to such Persons in connection with any such visit. Upon the occurrence and during the continuance of a Default or an Event of Default, if the Administrative Agent or the Collateral Agent requests that any of its consultants or representatives be permitted to make such visit, the reasonable fees and expenses of the Administrative Agent, the Collateral Agent and their respective consultants and representatives in connection with such visit shall be paid by the Borrower at its sole expense. Nothing in this Section 5.22 shall require the Borrower to disclose trade secrets, violate confidentiality or non-disclosure agreements, violate applicable Law or waive attorney-client privilege.

Section 5.23        [Reserved].

Section 5.24        Minimum Liquidity.  Subject to the last sentence of Section 11.1(a), the Borrower shall at all times maintain Liquidity of at least $20,000,000.

Section 5.25        Material Project Contracts.  The Borrower will perform all of its obligations and enforce all of its rights under each Material Project Contract, except to the extent that failure to perform its obligations or enforce such rights would not reasonably be expected to have a Material Adverse Effect. The Borrower shall not amend or waive in any material respect or terminate or assign any Material Project Contract without the prior written confirmation from the Technical Advisor to the effect that such amendment, waiver, termination or assignment would not reasonably be expected to have a Material Adverse Effect; provided that, without such confirmation, (a) the Borrower may enter into change orders under any Material Project Contract if either (i) such change will not, together with all prior change orders, require the additional payment (net of any decreases resulting from such change order or prior change orders) by the Borrower in excess of, in the aggregate, $25,000,000 or (ii) such change order will be funded from any combination of Additional Parity Bonds, Additional Equity Contributions, Permitted Additional Senior Indebtedness or Permitted Subordinated Debt; and (b) the Borrower may amend, waive or terminate any Material Project Contract if such amendment, modification, waiver or termination would not reasonably be expected to have a Material Adverse Effect.

Section 5.26       No Distributions.  The Borrower will not declare or pay dividends or make any distributions in respect of the Borrower’s Equity Interests; provided that this restriction shall not be deemed to preclude the Borrower from paying Project Costs or making any O&M Expenditures.

Section 5.27        Technical Advisor.  The Borrower shall retain a Technical Advisor in order to satisfy all requirements of the Financing Documents pertaining to the Technical Advisor.

Section 5.28       Hazardous Materials.  The Borrower shall not cause any releases of Hazardous Materials at the Project site that would be reasonably likely to result in an environmental claim against the Borrower or the Project, other than those environmental claims that, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

Section 5.29        Collateral Assignment of Material Project Contracts.  The Borrower acknowledges that it has collaterally assigned all of its right, title and interest in and to each Material Project Contract to which it is a party to the Collateral Agent pursuant to the Security Agreement. The Borrower covenants and agrees that, to the extent that it enters into any Material Project Contract after the Closing Date, then with respect to such Material Project Contract, the Borrower shall use reasonable good faith efforts to require each party to any such Material Project Contract to execute and deliver to the Collateral Agent an acknowledgment of the collateral assignment, containing substantially the same language or language to similar effect, as set forth on Schedule 6.29 of the Senior Loan Agreement.

Section 5.30        Equity Contribution Agreement. The Borrower shall not amend, change or modify the Equity Contribution Agreement without the prior written consent of the Administrative Agent.

ARTICLE VI

[RESERVED]

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1          Events of Default.

(a)           Each of the following events shall constitute an “Event of Default”:

(1)        the Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(2)        failure by the Borrower and each of its Subsidiaries to observe and perform in any material respect any covenant, condition or agreement on its part to be observed or performed under this Agreement or any other Loan Document, other than as covered by another provision of this Section 7.1 and such non-compliance shall remain unremedied for a period of sixty (60) days after the earlier of (1) written notice specifying such failure shall have been given to the Administrative Agent by the Borrower, or (2) written notice specifying such failure and requesting that it be remedied shall have been given to the Borrower by the Administrative Agent, or such longer period as is reasonably necessary under the circumstances to remedy such failure, such extension not to exceed one hundred twenty (120) days without prior written approval by the Administrative Agent; or

(3)         the occurrence, with respect to the Borrower, of a Bankruptcy Event; or

(4)        any of the representations, warranties or certifications of the Borrower made in or delivered pursuant to any Loan Document, including this Agreement, shall prove to have been incorrect when made and a Material Adverse Effect would reasonably be expected to result therefrom, unless such misrepresentation is capable of being cured and is cured within thirty (30) days after the Borrower’s receipt of written notice from the Administrative Agent of such misrepresentation; or

(5)         an “Event of Default” occurs under Section 7.1(a) or 7.1(b) of the Port Indenture or the IDA Indenture or any payment default occurs under any agreement or instrument involving any other Senior Indebtedness having a principal amount in excess of $30,000,000 (such amount to be adjusted annually by an increase in the Consumer Price Index from the prior year) (after giving effect to any applicable grace periods and any extensions thereof); or

(6)       an “Event of Default” occurs under Section 7.1 of the Port Indenture or the IDA Indenture or an event of default occurs under any agreement or instrument governing any other Senior Indebtedness having a principal amount in excess of $30,000,000 (such amount to be adjusted annually by the increase in the Consumer Price Index from the prior year), in each case other than as described in clause (5) immediately above, beyond the grace period, if any, provided, but only where such Event of Default under Section 7.1 of the Port Indenture or the IDA Indenture results in an acceleration of the Bonds then Outstanding (as defined in the Collateral Agency Agreement) under the Port Indenture or the IDA Indenture or such event of default in respect of such other Senior Indebtedness results in the holder or holders of such other Senior Indebtedness causing such Senior Indebtedness to become due prior to its stated maturity; or

(7)         an “Event of Default” occurs under the Facilities Lease; or

(8)        a non-appealable final judgment (to the extent such judgment is not paid or covered by insurance), which judgment in combination with all other such judgments is for an amount in excess of $30,000,000 (such amount to be adjusted annually by the increase in the Consumer Price Index from the prior year), shall have been entered against the Borrower and, in the event such judgment is not covered by insurance, the same shall remain unsatisfied without any procurement of a stay of execution for a period of sixty (60) consecutive days after such judgment has become final; or

(9)        any Security Document ceases, except in accordance with its terms or as expressly permitted under the Loan Documents, to be effective to grant a perfected Security Interest on any portion of the Collateral exceeding $30,000,000 in fair market value, other than as a result of actions or failure to act by the Administrative Agent, the Collateral Agent or any other Secured Party; or

(10)       the Borrower fails to comply with its obligations under Section 5.1; or

(11)      any Insurance required under Section 5.4 is not, or ceases to be, in full force and effect at any time when it is required to be in effect and such failure continues for a period of ten (10) Business Days, unless such insurance is (prior to its cessation) replaced by insurance on substantially similar terms and as evidenced by a certificate from a duly qualified insurance broker confirming the same, which shall be sent to the Administrative Agent; or

(12)       an ERISA Event has occurred which, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect; or

(13)       any Change of Control shall occur.

(b)        If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in Section 7.1(a)(3), the Commitment of each Lender to make Loans shall automatically terminate, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare (i) the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated and (ii) the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Section 7.2         Application of Proceeds.  Subject to the Collateral Agency Agreement, all proceeds collected by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Borrower and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of all Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution.  The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1          Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8.1 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except as provided in Section 8.6 below).

(b)         The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Security Interests on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as collateral agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Security Interest on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(b), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.2        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability (unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action) or that is contrary to any Loan Document or applicable law, provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided;

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)        shall not be liable for any action taken or not taken by it or its Related Parties under or in connection with this Agreement or the other Loan Documents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender;

(e)       shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, including regarding the existence, value or collectability of the Collateral, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the existence, creation, perfection or priority of any Security Interest purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or Security Interest (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral, (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt, but not the sufficiency or completeness of items expressly required to be delivered to the Administrative Agent or (x) the compliance or breach of any covenants set forth in Section 5;

(f)         shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the Administrative Agent;

(g);        shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral; and

(h)         shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a final non-appealable judgment of a court of competent jurisdiction.

No requirement in any Loan Document for the Borrower to provide evidence, opinion, information, documentation or other material requested or required by the Administrative Agent shall be construed to mean that the Administrative Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material.  No Lender shall assert, and each Lender hereby waives, any claim against the Administrative Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Section 8.4        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Section 8.6       Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) unless an Event of Default under Section 7.1(a)(1) or (3) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) unless an Event of Default under Section 7.1(a)(1) or (3) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such resignation shall nonetheless become effective in accordance with such notice on the Removal Effective Date and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments or other amounts owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Person directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.7        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that (a) none of the Agents, the Arranger, the Syndication Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons makes any representation or warranty hereunder or under other Loan Documents to any Lender and (b) it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8         No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arranger and Syndication Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.9       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 9.5) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 9.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10        Collateral Matters.

(a)         Each of the Lenders irrevocably authorizes the Administrative Agent to release or evidence the release of any Security Interest on any property granted to or held by the Administrative Agent under any Loan Document or to subordinate any Security Interest on any property granted to or held by the Administrative Agent under any Loan Document, in each case, as provided in Section 9.20.

(b)         Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to Section 9.20.

Section 8.11       Withholding Taxes.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 8.11.  The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.12        Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)         such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)      the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.13       Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the written direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which the Borrower is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX

MISCELLANEOUS

Section 9.1         Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and the Borrower may, or (with the written consent of the Required Lenders) the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Administrative Agent may, with the consent of the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided further, however, that no such waiver and no such amendment, supplement or modification shall:

(i)         forgive the principal amount of any Loan, extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or premium payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the time for payment of any interest, fees or premium or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly and adversely affected thereby;

(ii)       amend, modify or waive any provision of this Section 9.1, without the consent of each Lender, or, except as contemplated by the last paragraph of this Section 9.1, reduce any percentage specified in the definition of “Required Lenders” or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, in each case without the consent of each Lender directly affected thereby;

(iii)       consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender;

(iv)       amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(v)        amend, modify or waive any provision of Section 2.14 or 7.2 without the consent of each Lender directly affected thereby; or

(vi)       release or subordinate all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except upon satisfaction of the Termination Conditions;

provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Security Interest for the benefit of the Secured Parties or extend an existing Security Interest over additional property.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, subject to the Collateral Agency Agreement, the Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (A) comply with local Law or advice of local counsel or (B) cause such Security Document or related document to be consistent with this Agreement and the other Loan Documents.

Section 9.2          Notices.  Except as otherwise provided in Section 2.6(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or e-mail notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, at their primary address set forth below their name on Appendix A or otherwise indicated to Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

the Borrower:

Jefferson 2020 Bond Borrower LLC
c/o Jefferson Energy
811 Louisiana Street, Ste. 2300
Houston, Texas 77002
Attention: General Counsel
Telephone: (346) 272-6965
E-mail: shurt@jeffersonenergyco.com

with a copy to
(which shall not
constitute notice):	FTAI Energy Partners LLC
441 9th Avenue, 21st Floor
New York, NY 10001
Attention:  Ken Nicholson; Frank Carfora
Telephone:  (212) 515-4644; (212) 478-4114
E-mail:  knicholson@fortress.com; fcarfora@fortress.com

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:  David Passes
Telephone:  (212) 735-2954
E-mail:  david.passes@skadden.com

The Administrative Agent:	Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention: Account Manager - Jefferson
E-mail: JFIN.Admin@jefferies.com

with a copy to
(which shall not
constitute notice):	Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:  Kenneth Steinberg
Telephone:  (212) 450-4566
E-mail:  kenneth.steinberg@davispolk.com

provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Platform or the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4          Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 9.5          Payment of Expenses; Indemnification.

(a)        The Borrower agrees (i) to pay or reimburse each of the Agents, the Arranger and the Syndication Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Loans (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (with respect to the fees of counsel, limited to the reasonable and documented fees and disbursements of a single law firm as counsel to the Agents, the Arranger and the Syndication Agent and one local counsel to the Agents, taken as a whole, in any relevant jurisdiction) and the charges of any Platform, (ii) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including all costs and expenses incurred during any legal proceeding, including any proceeding under any Bankruptcy Laws, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and the Agents taken as a whole, and one local counsel to the Lenders and the Agents taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction, (iii) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all reasonable recording and filing fees and any and all reasonable liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify or reimburse each Lender, each Agent, the Arranger, the Syndication Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (B) any Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, its Affiliates, security holders or creditors or any other person, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), but excluding, in each case, Taxes other than any Taxes that represent losses, claims, damages etc. arising from a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of their affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Arranger or the Syndication Agent.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems.  Neither the Borrower nor any Indemnitee shall be liable for any special, indirect, consequential or punitive damages in connection with the Loans; provided that nothing in this sentence shall limit the Borrower’s indemnity obligations to the extent such special, indirect, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnitee is entitled to indemnification under this Section 9.5.  Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agree not to assert and to cause its Subsidiaries not to assert, and hereby waive and agree to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable promptly, but no later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive the termination of the Commitments and the repayment of the Loans and all other amounts payable hereunder.

(b)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 9.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

Section 9.6          Successors and Assigns; Participations and Assignments.

(a)          This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arranger, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b)          Any Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that no Lender shall be permitted to sell any such participating interest to (i) the Borrower or any of the Borrower’s Affiliates, (ii) a natural person or (iii) so long as no Demand Failure Event has occurred and is continuing, a Disqualified Institution.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.14 as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the participating Lender)) with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such Participant acquires the applicable participation, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c)         Any Lender (an “Assignor”) may, in accordance with applicable Law and the written consent of (x) the Administrative Agent (which shall not be unreasonably withheld, conditioned or delayed) and (y) (solely to the extent such assignment would result in the Initial Lender (together with its Affiliates) holding less than 50.1% of the aggregate amount of the Loans) so long as no Demand Failure Event has occurred and is continuing and no Event of Default under Section 7.1(a)(1) or (3) has occurred and is continuing, the Borrower (which shall not be unreasonably withheld, conditioned or delayed), at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that so long as no Demand Failure Event has occurred and is continuing, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to any Disqualified Institution; provided, further, that assignments made to any Lender, an affiliate of a Lender or a Related Fund will not be subject to the above described consents; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no assignment to an Assignee (other than any Lender or any affiliate or Related Fund thereof) of Commitments shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Loans under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Commitment) shall have a Commitment of at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower; provided, however, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) the Borrower or any of the Borrower’s Affiliates, (ii) the Borrower or any of its Subsidiaries or (iii) any natural person.  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent of the interest assigned in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.16, 2.17 and 9.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d)         The Administrative Agent has no obligation to and bears no responsibility for tracking or monitoring purported assignments to or participations by any Affiliate of the Borrower, and is not obligated to or responsible for monitoring the aggregate amount of Loans purportedly held by any Affiliate of the Borrower or inquiring as to whether any purported lender is an Affiliate of the Borrower.

(e)          Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (A) promptly accept such Assignment and Acceptance and (B) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Loan Notes of the assigning Lender) a new Loan Note to such Assignee in an amount equal to the Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained any Loans, upon request, a new Loan Note to the Assignor in an amount equal to the Loans retained by it hereunder.  Such new Loan Note or Loan Notes shall otherwise be in the form of the Loan Note or Loan Notes replaced thereby.

(f)          For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Loans and Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Loan Notes, including any pledge or assignment by a Lender of any Loan or Loan Note to any Federal Reserve Bank in accordance with applicable Law.

(g)         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Commitments and the Loans outstanding from time to time as if such SPC were a Lender; provided that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such interest was granted, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower or its Affiliates may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This Section 9.6(g) may not be amended without the written consent of any SPC with Commitments outstanding at the time of such proposed amendment.  To the extent an SPC provides a Loan, the applicable Granting Lender may maintain a register on behalf of the Borrower and the SPC’s interest must be entered in the register.

Section 9.7        Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.8          Counterparts.

(a)          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)         The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.9       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.11        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12        Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)         submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case, in the County of New York, Borough of Manhattan, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent (or in the case of the Administrative Agent, the other parties hereto) shall have been notified pursuant thereto;

(d)        agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against the Borrower in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(f)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

Section 9.13        Acknowledgments.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Syndication Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Syndication Agent, on the other hand, (ii) each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Arranger and the Syndication Agent are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent, the Arranger or the Syndication Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (c) the Administrative Agent, the Arranger and the Syndication Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and none of the Administrative Agent, the Arranger or the Syndication Agent has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and (d) each of the Administrative Agent, the Arranger and the Syndication Agent (i) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, (ii) in the ordinary course of business, may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships and (iii) with respect to any securities and/or financial instruments so held by the Administrative Agent, the Arranger, the Syndication Agent or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  To the fullest extent permitted by law, each of the Borrower hereby agrees not to assert any claim that the Administrative Agent, the Arranger or the Syndication Agent owes it any agency, fiduciary or similar duty and agrees no such duty is owed in connection with any aspect of any transaction contemplated hereby.

Section 9.14     Confidentiality.  Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement (“Information”); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty or potential counterparty in swap agreements with the Borrower or any Subsidiary of the Borrower or such contractual counterparty’s or potential counterparty’s professional advisor (so long as such actual or potential contractual counterparty or professional advisor to such actual or potential contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.14, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower or (l) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted and practicable, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Borrower an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Borrower may deem reasonable.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered to the Lenders are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries and their securities (“Private Side Information”).  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

Section 9.15       Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders shall so request (or if the Administrative Agent notifies the Borrower that the Required Lenders so request), then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered in accordance with Section 9.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to (i) any election by the Borrower to apply IFRS accounting principles in lieu of GAAP in accordance with the definition of “GAAP” hereunder and (ii) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB, GAAP, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.

Section 9.16       WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.17        Conversion of Currencies.

(a)          If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)         The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.18       USA PATRIOT ACT; Beneficial Ownership Regulation.  Each Lender that is subject to the PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.19        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.20       Release of Collateral.  Collateral may be released from the Security Interest created by the Security Documents to secure the Loans at any time or from time to time as permitted under the Collateral Agency Agreement and the other Security Documents.

Section 9.21      Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 9.22        Acknowledgment Regarding Any Supported QFCs.

(a)         To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(c)          As used in this Section 9.22, “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Section 9.23       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligations owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligations under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligations in accordance with applicable Law, the rate of interest payable in respect of such Loan or other Obligations hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligations but were not paid as a result of the operation of this Section 9.23 shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender or other Person.  Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligations or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligations exceed the maximum amount collectible at the Maximum Rate.

ARTICLE X

COLLATERAL

Section 10.1       Security Documents.  The Obligations are secured as provided in the Security Documents and will be secured by the Security Documents hereafter delivered as required or permitted by this Agreement, subject to the provisions of the Security Documents. The Lenders hereby authorize and direct the Administrative Agent to execute and deliver the Accession Agreement as a Secured Debt Representative on behalf of the Lenders.

ARTICLE XI

FUNDS AND ACCOUNTS

Section 11.1        2026 Bridge Loan Debt Service Reserve Account.

(a)          In accordance with and subject to the terms of the Collateral Agency Agreement, the Borrower shall at all times during the term of this Agreement (a) maintain a debt service reserve account (the “2026 Bridge Loan Debt Service Reserve Account”) that has been established in accordance with the Collateral Agency Agreement as an Additional Debt Service Reserve Account for the sole benefit of Administrative Agent and subject to an exclusive, perfected first-priority security interest in favor of Collateral Agent, for the sole benefit of Administrative Agent, and (b) maintain a minimum balance equal to the 2026 Bridge Loan Debt Service Reserve Requirement in the 2026 Bridge Loan Debt Service Reserve Account. If at any time the 2026 Bridge Loan Debt Service Reserve Account balance falls below the 2026 Bridge Loan Debt Service Reserve Requirement, the Borrower shall have until the fifteenth (15th) calendar day of the following calendar month to restore the 2026 Bridge Loan Debt Service Reserve Account balance to the 2026 Bridge Loan Debt Service Reserve Requirement (the “Reserve Cure Period”). For the avoidance of doubt, (i) the 2026 Bridge Loan Debt Service Reserve Requirement shall constitute the Additional Debt Service Requirement with respect to the Loans and (ii) after the Closing Date, failure to maintain in the 2026 Bridge Loan Debt Service Reserve Account the 2026 Bridge Loan Debt Service Reserve Requirement following the expiration of a Reserve Cure Period shall be an Event of Default. Any amounts held in the 2026 Bridge Loan Debt Service Reserve Account shall be deemed to count towards the minimum Liquidity covenant set forth in Section 5.25.

(b)         Without limiting the requirements of Section 11.1(a), amounts in the Revenue Account shall be transferred to the 2026 Bridge Loan Debt Service Reserve Account in accordance with the priority set forth in Section 5.02(b) of the Collateral Agency Agreement as shall be necessary to maintain the 2026 Bridge Loan Debt Service Reserve Requirement; provided that such transfer of amounts from the Revenue Account shall be made no more frequently than on each Transfer Date. Amounts on deposit in the 2026 Bridge Loan Debt Service Reserve Account shall be applied to pay debt service on the Loans in accordance with the Collateral Agency Agreement if funds otherwise available are insufficient for such purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

JEFFERSON 2020 BOND BORROWER LLC,
as the Borrower

By:	/s/ Kenneth J. Nicholson
	Name:	Kenneth J. Nicholson
	Title:	President and Chief Operating Officer

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC,
as the Administrative Agent and a Lender

By:	/s/ John Koehler
	Name:	John Koehler
	Title:	Managing Director

[Signature Page to Credit Agreement]